Filed Pursuant to Rule 424(b)(5) and Rule 462(b)
Registration No. 333-136213
and Registration No. 333-142374

PROSPECTUS SUPPLEMENT
(to Prospectus Dated August 8, 2006)

STAAR Surgical Company

3,130,435 Shares of Common Stock

We are offering 3,130,435 shares of our common stock pursuant to this prospectus supplement and the accompanying prospectus.

Our common stock is traded on the Nasdaq Global Market under the trading symbol “STAA.” On April 25, 2007, the last reported price of our common stock on the Nasdaq Global Market was $5.01.

Investment in our common stock involves a high degree of risk. Please carefully consider the “Risk Factors” described beginning on page S-7 of this prospectus supplement.

	Per Share	Total

Public offering price	$5.00	$15,652,175.00
Underwriting discounts and commissions	$0.30	$939,130.50
Proceeds, before expenses, to STAAR Surgical Company	$4.70	$14,713,044.50

The underwriter may also purchase up to an additional 469,565 shares of our common stock from us at the public offering price, less the underwriting discounts and commissions, within 30 days from the date of this prospectus supplement to cover any over-allotments.

Delivery of the shares will be made on or about May 1, 2007.

Neither the Securities and Exchange Commission, nor any state securities commission, has approved or disapproved of these securities or passed upon the adequacy or accuracy this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

Pacific Growth Equities, LLC

The date of this prospectus supplement is April 25, 2007.

Prospectus Supplement

Prospectus

You should rely only on the information contained in this prospectus supplement and the accompanying prospectus and information to which we have referred you. We have not authorized anyone else to provide you with different information. In particular, we have not authorized any dealer or salesperson to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representation. This prospectus supplement is an offer to sell only the securities it specifically describes on the front of the document, and only under circumstances and in jurisdictions where we can lawfully do so. You should assume that the information in this prospectus supplement and the prospectus is accurate only as of the date on the front of the document. Any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time this prospectus supplement is delivered or the time a security is sold.

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus dated August 8, 2006 are part of a registration statement on Form S-3 (File No. 333-136213) we filed with the Securities and Exchange Commission using a “shelf” registration process. Under this “shelf” registration process, we may from time to time sell securities described in the accompanying prospectus in one or more offerings. This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of our common stock offering. The second part is the accompanying prospectus, which provides more general information. This prospectus supplement and the accompanying prospectus include important information about us, our common stock and other information you should know before investing. This prospectus supplement also adds, updates and changes information in the accompanying prospectus.

You should rely only on the information in this prospectus supplement and the accompanying prospectus or documents to which we otherwise refer you. Neither we nor the underwriter have authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. If the information in this prospectus supplement or any free writing prospectus we may authorize to be delivered to you differs in any way from the information contained in the accompanying prospectus, you should rely on the information in this prospectus supplement or the free writing prospectus. Before purchasing our common stock, you should carefully read this prospectus supplement, and the accompanying prospectus together with the additional information about us described under “Where You Can Find More Information” and “Incorporation of Documents by Reference” in the accompanying prospectus.

You should assume that the information in this prospectus supplement is accurate only as of the date on the cover page, and that the information in the accompanying prospectus is accurate only as of the date on its cover page. Any information we have incorporated by reference in this prospectus supplement is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed materially since that date.

This prospectus supplement and the accompanying prospectus do not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this prospectus supplement and the accompanying prospectus in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer or solicitation of an offer in such jurisdiction.

We further note that any representations, warranties and covenants we may have made in any agreement filed as an exhibit to any document incorporated by reference in the accompanying prospectus were made solely for the benefit of the parties to that agreement, including, in some cases, for the purpose of allocating risk among the parties to the agreement. You should not deem these to be representations, warranties or covenants to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, you should not rely on such representations, warranties and covenants as accurately representing the current state of our affairs.

Unless the context otherwise requires, the terms “we,” “our” or “us” and “STAAR” refer to STAAR Surgical Company and its subsidiaries.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Statements in this prospectus supplement that are not statements of historical fact are forward-looking statements. Forward-looking statements also appear in the prospectus and the other documents to which we refer you in this prospectus supplement and the prospectus. They may be found, among other places, in the sections entitled “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent report on Form 10-K, in our quarterly reports on Form 10-Q, and amendments to these documents filed with the SEC. These statements relate to our future plans, objectives, expectations and intentions. Among other things, forward-looking statements include statements about the following:

•	our strategy;

•	our business prospects including, expectations for revenue or other performance of our business or of specific products;

•	the status of applications for approval of products by the FDA or regulatory agencies of other countries;

•	sufficiency of our cash reserves;

•	product development;

•	research and development and other expenses; and

•	legal risks.

You may also generally identify forward-looking statements by the use of words such as “expect,” “anticipate,” “intend,” “plan” and similar expressions.

You should not place undue reliance on our forward-looking statements. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of numerous risks and uncertainties that are beyond our control, including those we discuss in “Risk Factors” and elsewhere in this prospectus supplement, in the accompanying prospectus and in our other reports we file with the SEC. The forward-looking statements in this prospectus supplement speak only as of the date shown on the cover page, and you should not rely on these statements without also considering the risks and uncertainties associated with these statements and our business.

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. This summary may not contain all the information that you should consider before investing in our common stock. You should read the entire prospectus supplement and the accompanying prospectus carefully, including “Risk Factors” contained in this prospectus supplement and the financial documents incorporated by reference in the accompanying prospectus, before making an investment decision. This prospectus supplement may add to, update or change information in the accompanying prospectus.

STAAR Surgical Company develops and manufactures visual implants and other innovative ophthalmic products to improve or correct the vision of patients with cataracts and refractive conditions. We distribute our products worldwide.

Cataract Surgery

Most of our revenue is generated by manufacturing and selling foldable intraocular lenses, known as IOLs, and related products for cataract surgery. A foldable IOL is a prosthetic lens used to replace a cataract patient’s natural lens after it has been extracted in minimally invasive small incision cataract extraction. STAAR makes IOLs out of silicone and out of Collamer®, STAAR’s proprietary biocompatible collagen copolymer lens material. STAAR’s IOLs are available in both three-piece and one-piece designs. Over the years, we have expanded our range of products for use in cataract surgery to include the following:

•	The silicone Toric IOL, used in cataract surgery to treat preexisting astigmatism;

•	The Preloaded Injector, a three-piece silicone IOL preloaded into a single-use disposable injector;

•	STAARVISCtm II, a viscoelastic material which is used as a tissue protective lubricant and to maintain the shape of the eye during surgery;

•	STAAR SonicWAVEtm Phacoemulsification System, a medical device system used to remove a cataract patient’s cloudy lens through a small incision using ultrasound and suction. STAAR’s SonicWAVE system features low energy and high vacuum characteristics; and

•	Cruise Control, a disposable filter which allows for a faster, cleaner phacoemulsification procedure and is compatible with all phacoemulsification equipment utilizing Venturi and peristaltic pump technologies.

Refractive Surgery

Manufacturing and selling lenses for refractive surgery is an increasingly important source of revenue for STAAR. We have used our proprietary biocompatible Collamer material to develop and manufacture implantable Collamer lenses, or ICLs. STAAR’s VISIANtm ICL and VISIANtm Toric ICL, or TICLtm, treat refractive disorders such as myopia (near-sightedness), hyperopia (far-sightedness) and astigmatism. These disorders of vision affect a large proportion of the population. Unlike the IOL, which replaces a cataract patient’s cloudy lens, these products are designed to work with the patient’s natural lens to correct refractive disorders. The surgeon implants the foldable Visian lens through a tiny incision, generally under local anesthesia. STAAR began selling the Visian ICL outside the U.S. in 1996 and the Visian TICL in 2002. These products are sold in more than 40 countries. STAAR’s goal is to establish the position of the ICL and TICL throughout the world as a primary choice for refractive surgery.

The U.S. Food and Drug Administration, or FDA, approved the Visian ICL for the treatment of myopia in the U.S. in December 2005. While the U.S. roll-out of the ICL remains in its earliest stage, we believe that the ICL will be a viable choice for refractive surgery and could replace cataract surgery products as STAAR’s largest source of revenue. The ICL and TICL are approved for use in countries that require the European Union CE Mark and in Korea, Singapore, and Canada. The ICL is also approved in China, where an application for the TICL is pending. Applications are also pending in Australia, and we are working to obtain new approvals for the ICL and TICL in other countries. We submitted our application for U.S. approval of the TICL to the FDA in 2006.

Other products

We have also developed the AquaFlowtm Collagen Glaucoma Drainage Device (the “Aqua Flow Device”), as an alternative to current methods of treating open-angle glaucoma. The AquaFlow Device is implanted in the sclera (the white of the eye), using a minimally invasive procedure, for the purpose of reducing intraocular pressure.

We also sell other instruments, devices and equipment that we manufacture or that are manufactured by others in the ophthalmic industry. In general, these products complement STAAR’s proprietary product range and are intended to allow us to compete more effectively.

Recent Developments

On April 23, 2007, we announced our preliminary financial results for the first fiscal quarter 2007. We expect total revenue for the first fiscal quarter 2007 to be approximately $14.9 million.

Corporate Information

Originally incorporated in California in 1982, STAAR reincorporated in Delaware in 1986. Our executive offices are located at 1911 Walker Avenue, Monrovia, California 91016, and our telephone number is (626) 303-7902. Our website address is www.staar.com. The information on our website is not a part of this prospectus.

STAAR Surgical Company, STAAR’s Logo, Visian®, Collamer®, STAARvisctm, SonicWAVEtm and AquaFlowtm are trademarks of STAAR in the U.S. and other countries. Collamer® is the brand name for STAAR’s proprietary collagen copolymer lens material.

The Offering

Common stock offered	3,130,435 shares

Common stock to be outstanding after this offering	28,812,565 shares

Use of Proceeds	We intend to use the net proceeds of this offering for general corporate purposes, including the repayment of $4 million of our outstanding indebtedness, expansion of sales and marketing, working capital, capital expenditures, technology acquisition and continuing research and development.

Nasdaq Global Market symbol	STAA

Risk Factors	You should read the “Risk Factors” section of the prospectus supplement and the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of factors you should carefully consider before deciding to invest in shares of our common stock.

Except as otherwise indicated, the number of shares to be outstanding after this offering throughout this prospectus supplement is based on 25,682,130 shares outstanding on April 23, 2007, and excludes:

•	3,703,400 shares of common stock issuable upon the exercise of outstanding stock options as of April 23, 2007, with a weighted average exercise price of $6.79 per share;

•	70,000 shares of common stock issuable upon the exercise of outstanding warrants as of March 31, 2007, with an exercise price of $6.00 per share; and

•	714,210 shares available for future issuance under our 2003 Omnibus Equity Incentive Plan.

In addition, except as otherwise indicated, the information throughout this prospectus supplement assumes no exercise by the underwriter of its over-allotment option to purchase up to 469,565 additional shares of common stock from us in the offering.

Dividend Policy

We intend to retain any future earnings to finance the growth and development of our business and do not anticipate paying any cash dividends in the foreseeable future. During the term of our credit agreement with Wells Fargo Bank we may not pay dividends to stockholders without its consent.

RISK FACTORS

Investment in our securities involves a high degree of risk. You should carefully consider the risks described below, as well as the risks described in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, before making a decision to invest in the common stock. These risks are not the only ones we face. The trading price of the common stock could decline due to any of these risks, and you may lose all or part of your investment. This prospectus supplement, the accompanying prospectus and the documents to which they refer you also contain forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements as a result of factors beyond our control, including the risks faced by us described below and in the documents incorporated herein by reference.

Risks Related to Our Business

We have a history of losses and anticipate future losses.

We have reported losses in each of the last several fiscal years and have an accumulated deficit of $86.7 million as of December 29, 2006. There can be no assurance that we will report net income in any future period.

We have only limited working capital and limited access to financing.

Our cash requirements continue to exceed the level of cash generated by operations and we expect to continue to seek additional resources to support and expand our business, such as debt or equity financing. Because of our history of losses and negative cash flows, our ability to obtain adequate financing on satisfactory terms is limited. Our ability to raise financing through sales of equity securities depends on general market conditions and the demand for STAAR’s common stock. We may be unable to raise adequate capital through sales of equity securities, and if our stock has a low market price at the time of such sales our existing stockholders could experience substantial dilution. An inability to secure additional financing could prevent the expansion of our business and jeopardize our ability to continue operations.

Our history of losses limits our access to credit and increases the risk of a default on our loan agreements.

Under our U.S. and international bank credit facilities and lease lines of credit, we had $3 million in outstanding indebtedness and $1.4 million available for borrowing as of December 29, 2006. The credit facilities are subject to various financial covenants. If our losses continue we risk defaulting on the terms of our credit arrangements. Our limited borrowing capacity could cause a shortfall in working capital or prevent us from making expenditures that are essential to our business. To the extent we borrow under our credit facilities, a subsequent default could cause our obligations to be accelerated, result in the assessment of default interest or penalties, make further borrowing difficult or impracticable and jeopardize our ability to continue operations.

We may have limited ability to fully use our recorded tax loss carryforwards.

We have accumulated approximately $37.4 million of tax loss carryforwards to be used in future periods if we become profitable. If we were to experience a significant change in ownership, Internal Revenue Code Section 382 may restrict the future utilization of these tax loss carryforwards even if we become profitable.

FDA compliance issues have harmed our reputation, and we expect to devote significant resources to maintaining compliance in the future.

The Office of Compliance of the FDA’s Center for Devices and Radiological Health regularly inspects STAAR’s facilities to determine whether we are in compliance with the FDA Quality System Regulations relating to such things as manufacturing practices, validation, testing, quality control, product labeling and complaint handling, and in compliance with FDA Medical Device Reporting regulations.

Based on the results of the FDA inspections of STAAR’s Monrovia, California facilities in 2005 and 2006, STAAR believes that it is substantially in compliance with the FDA’s Quality System Regulations and Medical Device Reporting regulations. However, between December 29, 2003 and July 5, 2005 we received Warning Letters and other correspondence indicating that the FDA found STAAR’s Monrovia, California facility in violation of applicable regulations, warning of possible enforcement action and suspending approval of new implantable devices. The FDA’s findings of compliance deficiencies during that period harmed our reputation in the ophthalmic industry, affected our product sales and delayed FDA approval of the ICL.

At the March 14, 2007 conclusion of an audit of STAAR’s clinical trial records by the Bioresearch Monitoring Program of the FDA Office of Regulatory Affairs, or “BIMO,” STAAR received eight Inspectional Observations on FDA Form 483 noting noncompliance with regulations. BIMO’s oversight covers clinical research, rather than the manufacturing, quality and device reporting issues that have been STAAR’s greatest focus in its recent compliance initiatives. If our efforts to promptly address the Inspectional Observations through voluntary corrective action are not successful, the FDA would take further action that could reduce or curtail our ability to sponsor clinical studies and use such studies to secure new product approvals.

STAAR’s ability to continue its U.S. business depends on the continuous improvement of its quality systems and its compliance with FDA regulations. Accordingly, for the foreseeable future STAAR’s management expects its strategy to include devoting significant resources and attention to those efforts. STAAR cannot ensure that its efforts will be successful. Any failure to demonstrate substantial compliance with FDA regulations can result in enforcement actions that terminate, suspend or severely restrict our ability to continue manufacturing and selling medical devices. Please see the related risks discussed under the headings “We are subject to extensive government regulation, which increases our costs and could prevent us from selling our products” and “We are subject to federal and state regulatory investigations.”

Our strategy to restore profitability in the near term relies on successfully penetrating the U.S. refractive market.

While products to treat cataracts continue to account for the majority of our revenue, we believe that increased income generated by sales of our Visian ICL refractive products, especially in the U.S., presents a near term opportunity for a return to profitability. The FDA approved the Visian ICL for treatment of myopia on December 22, 2005. Selling and marketing the ICL has presented a challenge to our sales and marketing staff and to our independent manufacturers’ representatives. In the U.S. patients who might benefit from the ICL have already been exposed to a great deal of advertising and publicity about laser refractive surgery, but have little if any awareness of the ICL. In addition, established refractive surgeons frequently have large and well developed practices that are oriented entirely toward the delivery of laser procedures. In countries where the ICL has been approved, our sales have grown steadily but slowly, and the U.S. appears to be following this pattern. A surgeon interested in implanting the ICL must first schedule training and certification and invest time in the training process. While STAAR has sufficient resources to make training available to qualified surgeons with minimal delay, the need to undergo training continues to limit the pace at which interested surgeons can begin providing the ICL to their patients. STAAR employs advertising and promotion targeted to potential patients through providers, but has limited resources for these purposes. Failure to successfully market the ICL in the U.S. will delay and may prevent growth and profitability.

Our core domestic business has suffered declining sales, which sales of new products have only begun to offset.

The foldable silicone IOL remains our largest source of sales. Since we introduced the product, however, competitors have introduced IOLs employing a variety of designs and materials. Over the years these products have taken an increasing share of the IOL market, while the market share for STAAR silicone IOLs has decreased. In particular, many surgeons now choose lenses made of acrylic material rather than silicone for their typical patients. In addition, our competitors have begun to offer multifocal or accommodating lenses that claim to reduce the need for cataract patients to use reading glasses; the market for these “presbyopic” lenses is expected to grow as a segment of the cataract market. Our newer line of IOLs made of our proprietary biocompatible Collamer material, while intended to reverse the trend of declining domestic cataract product sales, may not permit us to recover the market share lost over the last several years.

Strikes, slow-downs or other job actions by doctors can reduce sales of cataract-related products.

In many countries where STAAR sells its products, doctors, including ophthalmologists, are employees of the government, government-sponsored enterprises or large health maintenance organizations. In recent years, employed doctors who object to salary limitations, working rules, reimbursement policies or other conditions have sought redress through strikes, slow-downs and other job actions. These actions often result in the deferral of non-essential procedures, such as cataract surgeries, which affects sales of our products. For example, in fiscal year 2006, strikes and slow-downs by doctors in Germany were partly responsible for a drop in sales by our wholly owned subsidiary Domilens GmbH, which distributes ophthalmic products in Germany. Such problems could occur again in Germany or other regions and, depending on the importance of the affected region to STAAR’s business, the length of the action and its pervasiveness, job actions by doctors can materially reduce our sales revenue and earnings.

Our sales are subject to significant seasonal variation.

We generally experience lower sales during the third quarter due to the effect of summer vacations on elective procedures. In particular, because sales activity in Europe drops dramatically in July and August, and European sales have recently accounted for a greater proportion of our total sales, this seasonal variation in our results has become even more pronounced.

We depend on independent manufacturers’ representatives.

In an effort to manage costs and bring our products to a wider market, we have entered into long-term agreements with independent regional manufacturers’ representatives, who introduce our products to eye surgeons and provide the training needed to begin using some of our products. Under our agreements with these representatives, each receives a commission on all of our sales within a specified region, including sales on products we sell into their territories without their assistance. Because they are independent contractors, we have a limited ability to manage these representatives or their employees. In addition, a representative may represent manufacturers other than STAAR, although not in competing products. STAAR’s strategy for growth involves the marketing of innovative products like the ICL, Collamer IOLs, Toric IOLs and the AquaFlow Device. We have relied on the independent representatives to implement the marketing of these products and to sustain the market for our more established products. Because our independent representatives generally have little experience dealing with surgeons who specialize in refractive procedures, we have faced greater challenges in developing the domestic market for the ICL. If our independent manufacturers’ representatives do not devote sufficient resources to marketing our products, or if they lack the skills or resources to market our new products, our new products will fail to reach their full sales potential and sales of our established products could decline.

Product recalls have been costly and may be so in the future.

Medical devices must be manufactured to the highest standards and tolerances, and often incorporate newly developed technology. From time to time defects or technical flaws in our products may not come to light until after the products are sold or consigned. In those circumstances, we have previously made voluntary recalls of our products. We may also be subject to recalls initiated by manufacturers of products we distribute. In February 2006, our German subsidiary recalled all lots of a balanced salt solution it distributes due to the manufacturer’s recall for possible endotoxin content. In 2005, we recalled one lot of phaco tubing manufactured by a third party, due to incorrect labeling, and we recalled one lot of STAARVISC, also manufactured by a third party, due to a potential sterility breach of the packaging of the cannula that is packaged with the STAARVISC. The last recall of a product manufactured by STAAR took place during 2004, when we initiated several voluntary recalls including 33 lots of IOL cartridges, three lots of injectors, and 529 lenses, and in February 2004, in an action considered a recall but with no requirement for product to be returned to us, we issued a letter to healthcare professionals advising them of the potential for a change in manifest refraction over time in rare cases involving the single-piece Collamer IOL. We believe recalls have harmed our reputation and adversely affected our product sales, although the impact cannot be quantified. Similar recalls could take place again. Courts or regulators can also impose mandatory recalls on us, even if we believe our products are safe and effective.

Recalls can result in lost sales of the recalled products themselves, and can result in further lost sales while replacement products are manufactured, especially if the replacements must be redesigned. If recalled products have already been implanted, we may bear some or all of the cost of corrective surgery. Recalls may also damage our professional reputation and the reputation of our products. The inconvenience caused by recalls and related interruptions in supply, and the damage to our reputation, could cause professionals to discontinue using our products.

We could experience losses due to product liability claims.

We have been subject to product liability claims in the past and continue to be so. Our third-party product liability insurance coverage has become more expensive and difficult to procure. Product liability claims against us may exceed the coverage limits of our insurance policies or cause us to record a loss in excess of our deductible. A product liability claim in excess of applicable insurance could have a material adverse effect on our business, financial condition and results of operations. Even if any product liability loss is covered by an insurance policy, these policies have retentions or deductibles that provide that we will not receive insurance proceeds until the losses incurred exceed the amount of those retentions or deductibles. To the extent that any losses are below these retentions or deductibles, we will be responsible for paying these losses. The payment of retentions or deductibles for a significant amount of claims could have a material adverse effect on our business, financial condition, and results of operations.

Any product liability claim would divert managerial and financial resources and could harm our reputation with customers. We cannot assure you that we will not have product liability claims in the future or that such claims would not have a material adverse effect on our business.

We compete with much larger companies.

Our competitors, including Alcon, Advanced Medical Optics and Bausch & Lomb, have much greater financial resources than we do and some of them have large international markets for a full suite of ophthalmic products. Their greater resources for research, development and marketing, and their greater capacity to offer comprehensive products and equipment to providers, make it difficult for us to compete. We have lost significant market share to some of our competitors.

Most of our products have single-site manufacturing approvals, exposing us to risks of business interruption.

We manufacture all of our products either at our facilities in California or at our facility in Switzerland. Most of our products are approved for manufacturing only at one of these sites. Before we can use a second manufacturing site for an implantable device we must obtain the approval of regulatory authorities. Because this process is expensive, we have generally not sought approvals needed to manufacture at an additional site. If a natural disaster, fire, or other serious business interruption struck one of our manufacturing facilities, it could take a significant amount of time to validate a second site and replace lost product. We could lose customers to competitors, thereby reducing sales, profitability and market share.

The global nature of our business may result in fluctuations and declines in our sales and profits.

Our products are sold in approximately 50 countries. Sales from international operations make up a significant portion of our total sales. For the year ended December 29, 2006, sales from international operations were 60% of our total sales. The results of operations and the financial position of certain of our offshore operations are reported in the relevant local currencies and then translated into U.S. dollars at the applicable exchange rates for inclusion in our consolidated financial statements, exposing us to translation risk. In addition, we are exposed to transaction risk because some of our expenses are incurred in a different currency from the currency in which our sales are received. Our most significant currency exposures are to the Euro, the Swiss Franc, and the Australian dollar. The exchange rates between these and other local currencies and the U.S. dollar may fluctuate substantially. We have not attempted to offset our exposure to these risks by investing in derivatives or engaging in other hedging transactions.

Economic, social and political conditions, laws, practices and local customs vary widely among the countries in which we sell our products. Our operations outside of the U.S. are subject to a number of risks and potential costs, including lower profit margins, less stringent protection of intellectual property and economic, political and social uncertainty in some countries, especially in emerging markets. Our continued success as a global company depends, in part, on our ability to develop and implement policies and strategies that are effective in anticipating and managing these and other risks in the countries where we do business. These and other risks may have a material adverse effect on our operations in any particular country and on our business as a whole. We price some of our products in U.S. dollars, and as a result changes in exchange rates can make our products more expensive in some offshore markets and reduce our sales. Inflation in emerging markets also makes our products more expensive there and increases the credit risks to which we are exposed.

The success of our international operations depends on our successfully managing our foreign subsidiaries.

We conduct most of our international business through wholly owned subsidiaries. Managing distant subsidiaries and fully integrating them into STAAR’s business is challenging. While STAAR seeks to integrate its foreign subsidiaries fully into its operations, direct supervision of every aspect of their operations is impossible, and as a result STAAR relies on its local managers and staff. Cultural factors and language differences can result in misunderstandings among internationally dispersed personnel. The risk that unauthorized conduct may go undetected will always be greater in foreign subsidiaries. For example, in early 2007 STAAR learned that the president of its German sales subsidiary, Domilens, had misappropriated corporate assets. Some countries may also have laws or cultural factors that make it difficult to impose uniform standards and practices. For example, while STAAR’s Code of Ethics requires all employees to certify they are not aware of code violations by others, German legal counsel has advised STAAR that in Germany it cannot legally compel ordinary employees (that is, non-supervisors) to notify STAAR of breaches by others. STAAR believes the absence of such a requirement in its Code of Ethics for German employees is a risk inherent to doing business in Germany that may be mitigated, but not entirely eliminated, by other controls.

We obtain some of the components of our products from a single source, and an interruption in the supply of those components could reduce our sales.

We obtain some of the components for our products from a single source. For example, only one supplier produces our viscoelastic product. The loss or interruption of any of these suppliers could increase costs, reducing our sales and profitability, or harm our customer relations by delaying product deliveries. Even when substitute suppliers are available, the need to certify regulatory compliance and quality standards of substitute suppliers could cause significant delays in production and a material reduction in our sales. Even when secondary sources are available, the failure of one of our suppliers could be the result of an unforeseen industry-wide problem, or the failure of our supplier could create an industry-wide shortage affecting secondary suppliers as well.

Our activities involve hazardous materials and emissions and may subject us to environmental liability.

Our manufacturing, research and development practices involve the use of hazardous materials. We are subject to federal, state and local laws and regulations in the various jurisdictions in which we have operations governing the use, manufacturing, storage, handling and disposal of these materials and certain waste products. We cannot completely eliminate the risk of accidental contamination or injury from these materials. Remedial environmental actions could require us to incur substantial unexpected costs, which would materially and adversely affect our results of operations. If we were involved in a major environmental accident or found to be in substantial non-compliance with applicable environmental laws, we could be held liable for damages or penalized with fines.

We risk losses through litigation.

From time to time we are party to various claims and legal proceedings arising out of the normal course of our business. These claims and legal proceedings relate to contractual rights and obligations, employment matters, and claims of product liability. While we do not believe that any of the claims known to us is likely to have a material adverse effect on our financial condition or results of operations, new claims or unexpected results of existing claims could lead to significant financial harm.

We depend on key employees.

We depend on the continued service of our senior management and other key employees. The loss of a key employee could hurt our business. We could be particularly hurt if any key employee or employees went to work for competitors. Our future success depends on our ability to identify, attract, train, motivate and retain other highly skilled personnel. Failure to do so may adversely affect our results.

We have licensed our technology to our joint venture company which could cause our joint venture company to become a competitor.

We have granted to our Japanese joint venture, Canon Staar Co. Inc., an irrevocable, exclusive license to make, have made and sell products using our technology in Japan. We have also granted Canon Staar an irrevocable, exclusive license to make and have made products using our technology in China and to sell such products made in China in China and Japan. In addition, we have granted Canon Staar an irrevocable, non-exclusive license to sell products using our technology in the rest of the world. It is the intent of the Joint Venture Agreement that products be marketed indirectly through Canon, Inc., Canon Marketing Japan Inc., their subsidiaries, STAAR, and other distributors that the Canon Staar Board approves. The grant of such licenses and rights under STAAR’s technology may result in Canon Staar becoming a competitor of STAAR, which could materially reduce STAAR’s revenues and profits. See “Business — Canon Staar Joint Venture.”

Our interest in Canon Staar may be acquired for book value on the occurrence of specified events, including a change in control of STAAR.

If STAAR becomes insolvent or enters bankruptcy, dissolves, enters into a merger or other reorganization, is the subject of a take-over attempt or experiences other events of default under the joint venture agreement, the other joint venture partners will have the right to acquire STAAR’s interest in Canon Staar at book value. Book value of STAAR’s 50% interest in Canon Staar was $3.6 million as of December 31, 2006. Book value may not represent the fair value of STAAR’s interest in Canon Staar, and depending on the future condition of Canon Staar’s business it may represent only a small fraction of fair value. STAAR’s interest in Canon Staar is valued in Japanese yen and its value in U.S. dollars may vary significantly with fluctuations in currency exchange rates. See “Business — Canon Staar Joint Venture.”

Changes in accounting standards could affect our financial results.

The accounting rules applicable to public companies like STAAR are subject to frequent revision. Future changes in accounting standards could require us to change the way we calculate income, expense or balance sheet data, which could result in significant change to our reported results of operation or financial condition.

We are subject to international tax laws that could affect our financial results.

STAAR conducts international operations through its subsidiaries. Tax laws affecting international operations are highly complex and subject to change. STAAR’s payment of income tax in the different countries where it operates depends in part on internal settlement prices and administrative charges among STAAR and its subsidiaries. These arrangements require judgments by STAAR and are subject to risk that tax authorities will disagree with those judgments and impose additional taxes, penalties or interest on STAAR. In addition, transactions that STAAR has arranged in light of current tax rules could have unforeseeable negative consequences if tax rules change.

If we suffer loss to our facilities due to catastrophe, our operations could be seriously harmed.

We depend on the continuing operation of all of our manufacturing facilities in California and Switzerland, which have little redundancy or overlap among their activities. Our facilities are subject to catastrophic loss due to fire, flood, earthquake, terrorism or other natural or man-made disasters. Our California facilities are in areas where earthquakes could cause catastrophic loss. If any of these facilities were to experience a catastrophic loss, it could disrupt our operations, delay production, shipments and revenue and result in large expenses to repair or replace the facility. Our insurance for property damage and business interruption may not be sufficient to cover any particular loss, and we do not carry insurance or reserve funds for interruptions or potential losses arising from earthquakes or terrorism.

If we are unable to protect our information systems against data corruption, cyber-based attacks or network security breaches, our operations could be disrupted.

We are significantly dependent on information technology networks and systems, including the Internet, to process, transmit and store electronic information. In particular, we depend on our information technology infrastructure for electronic communications among our locations around the world and between our personnel and our subsidiaries, customers, and suppliers. Security breaches of this infrastructure can create system disruptions, shutdowns or unauthorized disclosure of confidential information. If we are unable to prevent such security breaches, our operations could be disrupted or we may suffer financial damage or loss because of lost or misappropriated information.

Risks Related to the Ophthalmic Products Industry

If we fail to keep pace with advances in our industry or fail to persuade physicians to adopt the new products we introduce, customers may not buy our products and our sales may decline.

Constant development of new technologies and techniques, frequent new product introductions and strong price competition characterize the ophthalmic industry. The first company to introduce a new product or technique to market usually gains a significant competitive advantage. Our future growth depends, in part, on our ability to develop products to treat diseases and disorders of the eye that are more effective, safer, or incorporate emerging technologies better than our competitors’ products. Sales of our existing products may decline rapidly if one of our competitors introduces a superior product, or if we announce a new product of our own. If we fail to make sufficient investments in research and development or if we focus on technologies that do not lead to better products, our current and planned products could be surpassed by more effective or advanced products. In addition, we must manufacture these products economically and market them successfully by persuading a sufficient number of eye-care professionals to use them. For example, glaucoma requires ongoing treatment over a long period; thus, many doctors are reluctant to switch a patient to a new treatment if the patient’s current treatment for glaucoma remains effective. This has been a challenge in selling our AquaFlow Device.

Resources devoted to research and development may not yield new products that achieve commercial success.

We spent 12.6% of our sales on research and development during the year ended December 29, 2006, and we expect to spend approximately 10% for this purpose in future periods. Development of new implantable technology, from discovery through testing and registration to initial product launch, is expensive and typically takes from three to seven years. Because of the complexities and uncertainties of ophthalmic research and development, products we are currently developing may not complete the development process or obtain the regulatory approvals required for us to market the products successfully. Any of the products currently under development may fail to become commercially successful.

Changes in reimbursement for our products by third-party payors could reduce sales of our products or make them less profitable.

Many of our products, in particular IOLs and products related to the treatment of glaucoma, are used in procedures that are typically covered by health insurance, HMO plans, Medicare, Medicaid, or other governmental sponsored programs in the U.S. and Europe. Third party payors in both government and the private sector continue to seek to manage costs by restricting the types of procedures they reimburse to those viewed as most cost-effective and by capping or reducing reimbursement rates. Whether they limit reimbursement prices for our products or limit the surgical fees for a procedure that uses our products, these policies can reduce the sales volume of our reimbursed products, their selling prices or both. In some countries government agencies control costs by limiting the number of surgical procedures they will reimburse. For example, a recent reduction in the number of authorized cataract procedures in Germany has affected the sales of our German subsidiary, Domilens. Similar changes could occur in our other markets. The U.S. Congress has considered legislative proposals that would significantly change the system of public and private health care reimbursement, and will likely consider such changes again in the future. We are not able to predict whether new legislation or changes in regulations will take effect at the state or federal level, but if enacted these changes could significantly and adversely affect our business.

We are subject to extensive government regulation, which increases our costs and could prevent us from selling our products.

STAAR is regulated by regional, national, state and local agencies, including the Food and Drug Administration, the Department of Justice, the Federal Trade Commission, the Office of the Inspector General of the U.S. Department of Health and Human Services and other regulatory bodies, as well as governmental authorities in those foreign countries in which we manufacture or distribute products. The Federal Food, Drug, and Cosmetic Act, the Public Health Service Act and other federal and state statutes and regulations govern the research, development, manufacturing and commercial activities relating to medical devices, including their pre-clinical and clinical testing, approval, production, labeling, sale, distribution, import, export, post-market surveillance, advertising, dissemination of information and promotion. We are also subject to government regulation over the prices we charge and the rebates we offer to customers. Complying with government regulation substantially increases the cost of developing, manufacturing and selling our products.

In the U.S., we must obtain approval from the FDA for each product that we market. Competing in the ophthalmic products industry requires us to introduce new or improved products and processes continuously, and to submit these to the FDA for approval. Obtaining FDA approval is a long and expensive process, and approval is never certain. In addition, our operations are subject to periodic inspection by the FDA and international regulators. An unfavorable outcome in an FDA inspection may result in the FDA ordering changes in our business practices or taking other enforcement action, which could be costly and severely harm our business.

Our new products could take a significantly longer time than we expect to gain regulatory approval and may never gain approval. If a regulatory authority delays approval of a potentially significant product, the potential sales of the product and its value to us can be substantially reduced. Even if the FDA or another regulatory agency approves a product, the approval may limit the indicated uses of the product, or may otherwise limit our ability to promote, sell and distribute the product, or may require post-marketing studies. If we cannot obtain timely regulatory approval of our new products, or if the approval is too narrow, we will not be able to market these products, which would eliminate or reduce our potential sales and earnings.

Regulatory investigations and allegations, whether or not they lead to enforcement action, can materially harm our business and our reputation.

Failure to comply with the requirements of the FDA or other regulators can result in civil and criminal fines, the recall of products, the total or partial suspension of manufacture or distribution, seizure of products, injunctions, whistleblower lawsuits, failure to obtain approval of pending product applications, withdrawal of existing product approvals, exclusion from participation in government healthcare programs and other sanctions. Any threatened or actual government enforcement action can also generate adverse publicity and require us to divert substantial resources from more productive uses in our business. Enforcement actions could affect our ability to distribute our products commercially and could materially harm our business.

From time to time STAAR is subject to formal and informal inquiries by regulatory agencies, which could lead to investigations or enforcement actions. Even when an inquiry results in no evidence of wrongdoing, is inconclusive or is otherwise not pursued, the agency generally is not required to notify STAAR of its findings and may not inform STAAR that the inquiry has been terminated.

As a result of widespread concern about backdating of stock options and similar conduct among U.S. public companies, during 2006 and early 2007 STAAR conducted an investigation of its practices from 1993 to the present in granting stock options to employees, directors and consultants. STAAR’s investigation did not find evidence of fraud, deliberate backdating or similar practices. The investigation did uncover evidence of frequent administrative errors and delays, which STAAR investigated further and determined would not have a material effect on its historical financial statements, either individually or in aggregate. STAAR believes that its investigation, while limited in scope, was reasonably designed to detect fraud and backdating and determine any material effect on its financial statements. However, STAAR cannot ensure that a more exhaustive investigation would not find additional errors or irregularities in option granting practices, the effect of which could be material.

STAAR maintains a hotline for employees to report any violation of laws, regulations or company policies anonymously, which is intended to permit STAAR to identify and remedy improper conduct. Nevertheless, present or former employees may elect to bring complaints to regulators and enforcement agencies. The relevant agency will generally be obligated to investigate such complaints to assess their validity and obtain evidence of any violation that may have occurred. Even without a finding of misconduct, negative publicity about investigations or allegations of misconduct could harm our reputation with professionals and the market for our common stock. Responding to investigations can be costly, time-consuming and disruptive to our business.

We depend on proprietary technologies, but may not be able to protect our intellectual property rights adequately.

We rely on contractual provisions, confidentiality procedures and patent, trademark, copyright and trade secrecy laws to protect the proprietary aspects of our technology. These legal measures afford limited protection and may not prevent our competitors from gaining access to our intellectual property and proprietary information. Any of our patents may be challenged, invalidated, circumvented or rendered unenforceable. Any of our pending patent applications may fail to result in an issued patent or fail to provide meaningful protection against competitors or competitive technologies. Litigation may be necessary to enforce our intellectual property rights, to protect our trade secrets and to determine the validity and scope of our proprietary rights. Any litigation could result in substantial expense, may reduce our profits and may not adequately protect our intellectual property rights.

In addition, we may be exposed to future litigation by third parties based on claims that our products infringe their intellectual property rights. This risk is exacerbated by the fact that the validity and breadth of claims covered by patents in our industry may involve complex legal issues that are open to dispute. Any litigation or claims against us, whether or not successful, could result in substantial costs and harm our reputation. Intellectual property litigation or claims could force us to do one or more of the following:

•	cease selling or using any of our products that incorporate the challenged intellectual property, which would adversely affect our sales;

•	negotiate a license from the holder of the intellectual property right alleged to have been infringed, which license may not be available on reasonable terms, if at all; or

•	redesign our products to avoid infringing the intellectual property rights of a third party, which may be costly and time-consuming or impossible to accomplish.

We may not successfully develop and launch replacements for our products that lose patent protection.

Most of our products are covered by patents that, if valid, give us a degree of market exclusivity during the term of the patent. We have also earned revenue in the past by licensing some of our patented technology to other ophthalmic companies. The legal life of a patent in the U.S. is 20 years from application. Patents covering our products will expire from this year through the next 20 years. Upon patent expiration, our competitors may introduce products using the same technology. As a result of this possible increase in competition, we may need to reduce our prices to maintain sales of our products, which would make them less profitable. If we fail to develop and successfully launch new products prior to the expiration of patents for our existing products, our sales and profits with respect to those products could decline significantly. We may not be able to develop and successfully launch more advanced replacement products before these and other patents expire.

Risks Related to Ownership of Our Common Stock

Our charter documents and contractual obligations could delay or prevent an acquisition or sale of our company.

Our Certificate of Incorporation empowers the Board of Directors to establish and issue a class of preferred stock, and to determine the rights, preferences and privileges of the preferred stock. These provisions give the Board of Directors the ability to deter, discourage or make more difficult a change in control of our company, even if such a change in control could be deemed in the interest of our stockholders or if such a change in control would provide our stockholders with a substantial premium for their shares over the then-prevailing market price for the common stock. Our contractual obligations, including with respect to Canon Staar, could discourage a potential acquisition of our company. Our bylaws contain other provisions that could have an anti-takeover effect, including the following:

•	stockholders have limited ability to remove directors;

•	stockholders cannot act by written consent;

•	stockholders cannot call a special meeting of stockholders; and

•	stockholders must give advance notice to nominate directors.

Anti-takeover provisions of Delaware law could delay or prevent an acquisition of our company.

We are subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law, which regulates corporate acquisitions. These provisions could discourage potential acquisition proposals and could delay or prevent a change in control transaction. They could also have the effect of discouraging others from making tender offers for our common stock or preventing changes in our management.

The market price of our common stock is likely to be volatile.

Our stock price has fluctuated widely, ranging from $5.30 to $9.50 during the twelve month period ended March 30, 2007. Our stock price will likely continue to fluctuate in response to factors such as quarterly variations in operating results, operating results that vary from the expectations of securities analysts and investors, changes in financial estimates, changes in market valuations of competitors, announcements by us or our competitors of a material nature, additions or departures of key personnel, future sales of Common Stock and stock volume fluctuations. Also, general political and economic conditions such as recession or interest rate fluctuations may adversely affect the market price of our stock.

Investors in this offering will pay a much higher price than the book value of our stock.

If you purchase common stock in this offering, you will incur an immediate and substantial dilution in net tangible book value of $3.81 per share, after giving effect to the sale by us of 3,130,435 shares of common stock offered in this offering at the public offering price of $5.00 per share. In addition, if the underwriter exercises its over-allotment option, you will incur additional dilution.

Future sales of our common stock could reduce our stock price.

Our Board of Directors could issue additional shares of common or preferred stock to raise additional capital or for other corporate purposes without stockholder approval. In addition, the Board of Directors could designate and sell a class of preferred stock with preferential rights over the common stock with respect to dividends or other distributions. Sales of common or preferred stock could dilute the interest of existing stockholders and reduce the market price of our common stock. Even in the absence of such sales, the perception among investors that additional sales of equity securities may take place could reduce the market price of our common stock.

We have broad discretion in how we use the net proceeds of this offering, and we may not use these proceeds effectively or in ways with which you agree.

Our management will have broad discretion in applying the net proceeds of this offering and could use them for purposes other than those contemplated at the time of this offering. Our stockholders may not agree with the manner in which our management chooses to allocate and spend the net proceeds. Moreover, our management may use the net proceeds for corporate purposes that may not increase the market price of our common stock.

CAPITALIZATION

The following table sets forth our capitalization as of December 29, 2006:

•	on an actual basis; and

•	on an as adjusted basis to give effect to the sale of 3,130,435 shares of common stock in this offering at the public offering price of $5.00 per share, after deducting the estimated underwriting discounts and commissions and offering expenses payable by us.

You should read this table together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” our consolidated financial statements and the notes to the financial statements, which we have incorporated by reference into this prospectus supplement.

	As of December 29, 2006
	Actual	As Adjusted
	(unaudited, in thousands except per share amounts)

Current liabilities	$14,931	$14,931
Obligations under capital leases, long-term	957	957
Other long-term liabilities	122	122

Total liabilities	16,010	16,010

Preferred stock, par value $0.01 per share, 10,000 shares authorized, none issued or outstanding	—	—
Common stock, par value $0.01 per share; 60,000 shares authorized; 25,618 shares issued and outstanding at December 29, 2006	256	287
Additional paid-in capital	117,312	131,742
Accumulated other comprehensive income	889	889
Accumulated deficit	(86,697)	(86,697)

Total stockholders’ equity	31,760	46,221

Total capitalization	47,770	62,231

The number of shares in the table above assumes no exercise of over-allotment option and excludes:

•	3,472,290 shares of common stock issuable upon the exercise of outstanding stock options as of December 29, 2006, with a weighted average exercise price of $5.62 per share; and

•	1,016,887 shares available for future issuance under our 2003 Omnibus Equity Incentive Plan.

DILUTION

Our net tangible book value as of December 29, 2006 was approximately $19,787,000, or approximately $0.77 per share of common stock. Historical net tangible book value per share represents total tangible assets, less total liabilities, divided by the number of shares of common stock outstanding. Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of common stock in this offering and the net tangible book value per share of our common stock immediately after the offering.

After giving effect to our sale of shares of common stock in this offering at the public offering price of $5.00 per share, and after deduction of the underwriting discounts and commissions and estimated offering expenses payable by us, our net tangible book value as of December 29, 2006 would have been approximately $34,248,000, or $1.19 per share. This represents an immediate increase in net tangible book value of $0.42 per share to existing stockholders and an immediate dilution in net tangible book value of $3.81 per share to purchasers of common stock in this offering.

The following table illustrates this per share dilution:

Public offering price per share	$5.00
Historical net tangible book value per share as of December 29, 2006	$0.77
Increase per share attributable to new investors	$0.42
Net tangible book value per share after the offering	$1.19
Dilution per share to new investors	$3.81

The number of shares in the table above assumes no exercise of over-allotment option and excludes:

•	3,472,290 shares of common stock issuable upon the exercise of outstanding stock options as of December 29, 2006, with a weighted average exercise price of $5.62 per share; and

•	1,016,887 shares available for future issuance under our 2003 Omnibus Equity Incentive Plan.

If the underwriter exercises its over-allotment option in full to purchase 469,565 additional shares of common stock in this offering, the as-adjusted net tangible book value per share after the offering would be $1.25 per share, the increase in the net tangible book value per share to existing stockholders would be $0.48 per share and the dilution to new investors purchasing common stock in this offering would be $3.75 per share.

USE OF PROCEEDS

We expect to receive approximately $14,461,000 in net proceeds from the sale of the 3,130,435 shares of common stock offered by us in this offering (approximately $16,670,000 if the underwriter exercises its over-allotment option in full), based on the public offering price of $5.00 per share, after deducting the discounts and commissions and estimated offering expenses payable to us.

We intend to use the net proceeds of this offering for general corporate purposes, including the repayment of $4 million in indebtedness incurred under a Promissory Note with Broadwood Partners, L.P., which STAAR entered into on March 21, 2007, expansion of sales and marketing, working capital, capital expenditures, technology acquisition and continuing research and development. The Promissory Note with Broadwood Partners, L.P. bears interest of 10% per annum, payable quarterly, matures on March 21, 2010, and has no prepayment penalty. Its proceeds were partly applied to working capital and otherwise invested in highly liquid money-market funds. Other than repayment of indebtedness, we have not determined the amounts we plan to spend on any of the areas listed above or the timing of these expenditures. Accordingly, our management will have broad discretion to allocate the net proceeds from this offering. Until applied to that use, we intend to invest the net proceeds in investment-grade, interest-bearing securities.

BUSINESS

Background

The human eye is a specialized sensory organ capable of receiving visual images and transmitting them to the visual center in the brain. Among the main parts of the eye are the cornea, the iris, the lens, the retina, and the trabecular meshwork. The cornea is the clear window in the front of the eye through which light first passes. The iris is a muscular curtain located behind the cornea which opens and closes to regulate the amount of light entering the eye through the pupil, an opening at the center of the iris. The lens is a clear structure located behind the iris that changes shape to focus light to the retina, located in the back of the eye. The retina is a layer of nerve tissue consisting of millions of light receptors called rods and cones, which receive the light image and transmit it to the brain via the optic nerve. The posterior chamber of the eye, located behind the iris and in front of the natural lens, is filled with a watery fluid called the aqueous humor, while the portion of the eye behind the lens is filled with a jellylike material called the vitreous humor. The trabecular meshwork, a drainage channel located between the iris and the surrounding white portion of the eye, maintains a normal pressure in the anterior chamber of the eye by draining excess aqueous humor.

Common visual disorders, disease or trauma can affect the eye. The most prevalent ocular disorders or diseases are cataracts and glaucoma. Cataracts generally form through an age-related process whereby the natural crystalline lens hardens and loses its transparency, impairing visual acuity.

Refractive disorders, which are generally not age-related, include myopia, hyperopia, and astigmatism. A normal, well functioning eye receives images of objects at varying distances from the eye and focuses the images on the retina. Refractive errors occur when the eye’s natural optical system does not properly focus an image on the retina. Myopia, also known as nearsightedness, occurs when the eye’s lens focuses images in front of the retina. Hyperopia, or farsightedness, occurs when the eye’s lens focuses images behind the plane of the retina. Individuals with myopia or hyperopia may also have astigmatism. Astigmatism is blurred vision caused when an irregularly shaped cornea or, in some cases, a defect in the natural lens, produces a distorted image on the retina. Presbyopia is an age-related condition caused by the loss of elasticity of the natural crystalline lens, reducing the eye’s ability to accommodate or adjust its focus for varying distances.

History

STAAR developed, patented, and licensed the first foldable intraocular lens, or IOL, for cataract surgery. Made of pliable material, the foldable IOL permitted surgeons for the first time to replace a cataract patient’s natural lens with minimally invasive surgery. The foldable IOL became the standard of care for cataract surgery throughout the world. STAAR introduced its first versions of the lens, made of silicone, in 1991.

In 1996 STAAR began selling the ICL outside the U.S. Made of STAAR’s proprietary biocompatible Collamer lens material, the ICL is implanted behind the iris and in front of the patient’s natural lens to treat refractive errors such as myopia, hyperopia and astigmatism. The ICL received CE Marking in 1997, permitting sales in countries that require the CE Mark, and it received FDA approval for the treatment of myopia in the U.S. in December 2005. We now sell the ICL in more than 40 countries and it has been implanted in more than 65,000 eyes worldwide.

Other milestones in STAAR’s history include the following:

•	In 1998, STAAR introduced the Toric IOL, the first implantable lens approved for the treatment of preexisting astigmatism. Used in cataract surgery, the Toric IOL was STAAR’s first venture into the refractive market in the United States.

•	In 2000, STAAR introduced an IOL made of the Collamer material, making its clarity, refractive qualities, and biocompatibility available to cataract patients and their surgeons.

•	In 2001, STAAR commenced commercial sales of the TICL, which corrects both astigmatism and myopia, outside the U.S. In 2002 the TICL received CE Marking, allowing commercial sales in countries that require the CE Mark. The TICL is not yet approved for commercial sale in the U.S.

•	In late 2003, STAAR, through its Japanese joint venture company, Canon Staar, introduced the first preloaded lens injector system in international markets. The Preloaded Injector offers surgeons improved convenience and reliability. The Preloaded Injector is not yet available in the U.S.

•	On December 22, 2005, the FDA approved the ICL for the treatment of myopia, making it the first small incision phakic implant commercially available in the United States.

Financial Information about Segments and Geographic Areas

STAAR’s principal products are IOLs and ancillary products used in cataract and refractive surgery. Because we generate 100% of our sales from the ophthalmic surgical product segment, we operate as one operating segment for financial reporting purposes.

Principal Products

We design our products with the following goals:

•	to improve patient outcomes,

•	to minimize patient risk and discomfort, and

•	to simplify ophthalmic procedures or post-operative care for the surgeon and the patient.

Intraocular Lenses (IOLs) and Related Cataract Treatment Products.  We produce and market a line of foldable IOLs for use in minimally invasive cataract surgical procedures.

Because our IOLs fold, surgeons can implant our IOLs into the eye through an incision as small as 2.8 mm. Once inserted, the IOL unfolds naturally to replace the cataractous lens.

We currently manufacture foldable IOLs from both our proprietary Collamer material and silicone. We make IOLs in each of the materials in two different configurations: the single-piece plate haptic design, and the three-piece design where the optic is combined with spring-like Polyimidetm loop haptics. The selection of one style over the other is primarily based on the preference of the ophthalmologist.

We have developed and currently market globally the Toric IOL, a toric version of our single-piece silicone IOL, which is specifically designed for cataract patients who also have pre-existing astigmatism. The Toric IOL is the first refractive product we offered in the U.S.

In late 2003, we introduced through our joint venture company, Canon Staar, the first preloaded lens injector system in international markets. The Preloaded Injector is a disposable lens delivery system containing a three-piece silicone IOL that is sterilized and ready for implant. We believe the Preloaded Injector offers surgeons improved convenience and reliability. The Preloaded Injector is not yet available in the U.S. In 2006 Canon Staar began selling in Japan an acrylic-lens-based Preloaded Injector employing a lens supplied by Nidek Co., Ltd.

Sales of IOLs accounted for approximately 46% of our total revenues for the 2006 fiscal year, 52% of total revenues for the 2005 fiscal year and 56% of total revenues for the 2004 fiscal year.

As part of our approach to providing complementary products for use in minimally invasive cataract surgery, we also market STAARVISC II, a viscoelastic material which is used as a protective lubricant and to maintain the shape of the eye during surgery, the STAARSonicWAVE Phacoemulsification System, a medical device system that uses ultrasound to remove a cataract patient’s cloudy lens through a small incision and has low energy and high vacuum characteristics, and Cruise Control, a single-use disposable filter which allows for a faster, cleaner phacoemulsification procedure and is compatible with all phacoemulsification equipment utilizing Venturi and peristaltic pump technologies. We also sell other related instruments, devices, surgical packs and equipment that we manufacture or that are manufactured by others. Sales of other cataract products accounted for approximately 31% of our total revenues for the 2006 fiscal year, 36% of total revenues for the 2005 fiscal year and 32% of total revenues for the 2004 fiscal year.

Refractive Correction — Visian ICL.  ICLs are implanted into the eye to correct refractive disorders such as myopia, hyperopia and astigmatism. Lenses of this type are generically called “phakic IOLs” or “phakic implants” because they work along with the patient’s natural lens, or phakos, rather than replacing it. The ICL is capable of correcting refractive errors over a wide diopter range.

The ICL is folded and implanted into the eye behind the iris and in front of the natural crystalline lens using minimally invasive surgical techniques similar to implanting an IOL during cataract surgery, except that the natural lens is not removed. The surgical procedure to implant the ICL is typically performed with topical anesthesia on an outpatient basis. Visual recovery is usually within one to 24 hours.

We believe the ICL will complement current refractive technologies and allow refractive surgeons to expand their treatment range and customer base.

The FDA approved the ICL for myopia for use in the United States on December 22, 2005. The ICL and TICL are approved in countries that require the Conformité Européenne Mark (or CE Mark) Canada, Korea and Singapore. Applications are pending in China and Australia, and STAAR is working to obtain new approvals for the ICL and TICL in other countries. STAAR submitted its application for U.S. approval of the TICL to the FDA in 2006.

The Hyperopic ICL, for treatment of far-sightedness or hyperopia, is approved for use in countries that require the CE Mark and in Canada, and is currently in clinical trials in the United States.

The ICL is available for myopia in the United States in four lengths and 27 powers for each length, and internationally in four lengths, with 41 powers for each length, and for hyperopia in four lengths, with 37 powers for each length, which equates to 420 inventoried parts. This requires STAAR to carry a significant amount of inventory to meet the customer demand for rapid delivery. The Toric ICL is available for myopia in the same powers and lengths but carries additional parameters of cylinder and axis with 11 and 180 possibilities, respectively. Accordingly, the Toric ICL is generally made to order.

Sales of ICLs (including TICLs) accounted for approximately 22% of our total revenues for the 2006 fiscal year, 10% of total revenues for the 2005 fiscal year and 8% of total revenues for the 2004 fiscal year.

Other Products

AquaFlow Collagen Glaucoma Drainage Device.  Among our other products is the AquaFlow Collagen Glaucoma Drainage Device, an implantable device used for the surgical treatment of glaucoma. Glaucoma is a progressive ocular disease that manifests itself through increased intraocular pressure. The increased pressure may damage the optic disc and decrease the visual field. Untreated, progressive glaucoma can cause blindness.

A surgeon implants the AquaFlow Device in the outer tissues of the eye to maintain a space that allows increased drainage of intraocular fluid so as to reduce intraocular pressure. It is made of collagen, a porous material that is compatible with human tissue and facilitates drainage of excess eye fluid. The AquaFlow Device is specifically designed for patients with open-angled glaucoma, which is the most prevalent type of glaucoma. In contrast to conventional and laser glaucoma surgeries, implantation of the AquaFlow Device does not require penetration of the anterior chamber of the eye. Instead, a small flap of the outer eye is folded back and a portion of the sclera and trabecular meshwork is removed. The surgeon places the AquaFlow Device above the remaining trabecular meshwork and Schlemm’s canal and the outer flap is refolded into place. The device swells, creating a space as the eye heals. The surrounding tissue will absorb the device within six months to nine months after implantation, leaving the open space and possibly creating new fluid collector channels. The 15 to 45 minute surgical procedure to implant the AquaFlow Device takes place under local or topical anesthesia, typically on an outpatient basis.

While STAAR’s established customers for the AquaFlow device continue to implant the product, the market for the product is not expanding due to several factors, including the conservative nature of the glaucoma market, the time needed to train ophthalmic surgeons to perform the surgical procedure and the need to develop instruments or new product designs to simplify the implantation procedure. Sales of AquaFlow devices accounted for approximately 1% of our total revenues in 2006, 1% of our total revenues in 2005, and 2% of our total revenues 2004.

Sources and Availability of Raw Materials

We use a wide range of raw materials to make our products. We purchase most of our raw materials and components from external suppliers. We have relied on single sources for some of our raw materials due to regulatory constraints, cost effectiveness, availability, quality, and vendor reliability issues. Many of our components are standard parts and are available from a variety of sources, although we do not typically pursue regulatory and quality certification of multiple sources of supply.

Threats to our sources of supply for raw materials include shortages of raw materials and other market forces, natural disasters, a supplier’s failure to maintain adequate quality or a recall initiated by a supplier. Even when substitute suppliers exist, the need to certify regulatory compliance and quality standards of substitute suppliers could cause significant delays in production and a material reduction in our sales revenue. We try to mitigate this risk by stockpiling raw materials when practical and identifying secondary suppliers, but the risk cannot be entirely eliminated. For example, the failure of one of our suppliers could be the result of an unforeseen industry-wide problem, or the failure of our supplier could create an industry-wide shortage affecting secondary suppliers as well.

In particular, loss of our external supply source for silicone could cause us material harm. In addition, the proprietary collagen-based raw material used to manufacture our IOLs, ICLs and the AquaFlow Device is internally sole-sourced from one of our facilities in California. If the supply of these collagen-based raw materials is disrupted we know of no alternative supplier, and therefore, any such disruption could result in our inability to manufacture the products and would have a material adverse effect on STAAR.

Patents, Trademarks and Licenses

We strive to protect our investment in the research, development, manufacturing and marketing of our products through the use of patents, licenses, trademarks, and copyrights. We own or have rights to a number of patents, licenses, trademarks, copyrights, trade secrets and other intellectual property directly related and important to our business. As of December 29, 2006, we owned approximately 104 United States and foreign patents and had approximately 42 patent applications pending.

We believe that our patents are important to our business. Of significant importance to STAAR are the patents, licenses, and technology rights surrounding our Visian ICL and Collamer material. In 1996, we were granted an exclusive royalty-bearing license to manufacture, use, and sell ICLs in the United States, Europe, Latin America, Africa, and Asia using the uniquely biocompatible Collamer material. The Collamer material is also used in certain of our IOLs. We have also acquired or applied for various patents and licenses related to our Aqua Flow Device, our phacoemulsification system, our insertion devices, and other technologies of STAAR.

Patents for individual products extend for varying periods of time according to the date a patent application is filed or a patent is granted and the term of patent protection available in the jurisdiction granting the patent. The scope of protection provided by a patent can vary significantly from country to country.

Our strategy is to develop patent portfolios for our research and development projects in order to obtain market exclusivity for our products in our major markets. Although the expiration of a patent for a product normally results in the loss of market exclusivity, we may continue to derive commercial benefits from these products. We may also be able to maintain exclusivity by patenting important improvements to the products. We routinely monitor the activities of our competitors and other third parties with respect to their use of intellectual property, including considering whether or not to assert our patents where we believe they are being infringed.

Worldwide, all of our major products are sold under trademarks we consider to be important to our business. The scope and duration of trademark protection varies widely throughout the world. In some countries, trademark protection continues only as long as the mark is used. Other countries require registration of trademarks and the payment of registration fees. Trademark registrations are generally for fixed but renewable terms.

We protect our proprietary technology, in part, through confidentiality and nondisclosure agreements with employees, consultants and other parties. Our confidentiality agreements with employees and consultants generally contain standard provisions requiring those individuals to assign to STAAR, without additional consideration, inventions conceived or reduced to practice by them while employed or retained by STAAR, subject to customary exceptions.

Seasonality

We generally experience lower sales during the third quarter due to the effect of summer vacations on elective procedures. In particular, because sales activity in Europe drops dramatically in the summer months, and European sales have recently accounted for a greater proportion of our total sales, this seasonal variation in our results has become even more pronounced.

Distribution and Customers

We market our products to a variety of health care providers, including surgical centers, hospitals, managed care providers, health maintenance organizations, group purchasing organizations and government facilities. The primary user of our products is the ophthalmologist. No material part of our business, taken as a whole, is dependant upon a single or a few customers.

We maintain direct distribution to the physician or facility in the U.S., Germany and Australia. Sales efforts in Germany and Australia are primarily supported through a direct sales force. In the U.S. we sell through a network of independent manufacturers’ representatives in some regions and sell through a direct sales force in other regions. We compensate the independent representatives through sales commissions and compensate direct sales staff through a combination of salary and commissions. Our independent manufacturers’ representatives may represent manufacturers other than STAAR, although not in competing products. In all other countries where we do business, we sell principally through independent distributors.

We support the sales efforts of our agents, employees and distributors through the activities of our internal marketing department. Sales efforts are supplemented through the use of promotional materials, educational courses, speakers programs, participation in trade shows and technical presentations.

Backlog

The dollar amount of STAAR’s backlog orders is not significant in relation to total annual sales. STAAR generally keeps sufficient inventory on hand to ship product when ordered.

Competition

Competition in the ophthalmic surgical product market is intense and characterized by extensive research and development and rapid technological change. Development by competitors of new or improved products, processes or technologies may make our products obsolete or less competitive. Accordingly, we must devote continued efforts and significant financial resources to enhance our existing products and to develop new products for the ophthalmic industry.

We believe our primary competitors in the development and sale of products used to surgically correct cataracts, specifically foldable IOLs and phacoemulsification machines, include Alcon Laboratories, Advanced Medical Optics, and Bausch & Lomb. According to a 2006 Market Scope report, Alcon holds 54% of the U.S. IOL market, followed by AMO with 26% and Bausch & Lomb with 14%. We hold approximately 4% of the U.S. IOL market. Our competitors have been established longer than we have and have significantly greater resources than we have, including greater name recognition, larger sales operations, greater ability to finance research and development and proceedings for regulatory approval, and more developed regulatory compliance and quality control systems.

In the U.S. market, physicians prefer IOLs made out of acrylic. Acrylic IOLs currently account for a 62% share of the U.S. IOL market. We believe that we are positioned to compete effectively in the advanced material market segment with the Collamer IOL. We plan to introduce enhanced models of the Collamer IOL and improved injectors which we believe can strengthen our position and help reverse the decline in our overall IOL market share. Although the market for silicone IOLs, which currently account for 34% of the U.S. market, has declined in recent years, we believe they still provide an opportunity for us as we introduce improvements in silicone IOL technology and build market awareness of our Collamer IOLs and improved injection systems.

Our ICL faces significant competition in the marketplace from other products and procedures that improve or correct refractive conditions, such as corrective eyeglasses, external contact lenses, and conventional and laser refractive surgical procedures. These products and procedures are long established in the marketplace and familiar to patients in need of refractive correction. In particular, eyeglasses and external contact lenses are much cheaper and more easily obtained, because a prescription for the product is usually written following a routine eye examination in a doctor’s office, without admitting the patient to a hospital or surgery center.

We believe that the following providers of laser surgical procedures are our primary competition in the marketplace for patients seeking surgery to correct refractive conditions: Advanced Medical Optics, Alcon, Bausch & Lomb, Nidek and Wave Light. All of these companies market Excimer lasers for corneal refractive surgery. Approval of custom ablation, along with the addition of wavefront technology, has increased awareness of corneal refractive surgery by patients and practitioners. Conductive Keratoplasty (CK) by Refractec competes for the hyperopic market for +.75 to +3.0 diopters. In the phakic implant market, there are only two approved phakic IOLs available in the U.S., our Visiantm ICL and the AMO Verisyse. In international markets, our ICL’s main competition is the Ophtec Artisan IOL, although several other phakic IOLs, manufactured by various companies, are also available.

Regulatory Matters

Regulatory Requirements

We must secure and maintain regulatory approval to sell our products in the U.S. and in most foreign countries. We are also subject to various federal, state, local and foreign laws that apply to our operations, including, among other things, working conditions, laboratory and manufacturing practices, and the use and disposal of hazardous or potentially hazardous substances. The following discussion outlines the various regulatory regimes that govern our manufacturing and sale of our products.

Regulatory Requirements in the U.S.  The federal Food, Drug & Cosmetic Act as amended by the Food and Drug Administration Modernization Act of 1997, which we refer to in this prospectus supplement as the “Act” authorizes the FDA to adopt regulations that do the following:

•	set standards for medical devices,

•	require proof of safety and effectiveness prior to marketing devices that the FDA believes require pre-market clearance,

•	require test data approval prior to clinical evaluation of human use,

•	permit detailed inspections of device manufacturing facilities,

•	establish “good manufacturing practices” that must be followed in device manufacture,

•	require reporting of serious product defects to the FDA, and

•	prohibit the export of devices that do not comply with the Act unless they comply with established foreign regulations, do not conflict with foreign laws, and the FDA and the health agency of the importing country determine that export is not contrary to public health.

Most of our products are medical devices intended for human use within the meaning of the Act and, therefore, are subject to FDA regulation.

The FDA establishes procedures for compliance based upon regulations that designate devices as Class I, Class II or Class III. Class I devices require general controls, such as labeling and record-keeping requirements. Class II devices have performance standards in addition to general controls. Class III devices require a pre-market approval, or “PMA,” before commercial marketing. Class III devices are the most extensively regulated because the FDA has determined they are life-supporting, are of substantial importance in preventing impairment of health, or present a potential unreasonable risk of illness or injury. The effect of assigning a device to Class III is to require each manufacturer to submit to the FDA a PMA that includes information on the safety and effectiveness of the device.

A medical device that is substantially equivalent to a directly related medical device previously in commerce may be eligible for the FDA’s pre-market notification “510(k) review” process. FDA 510(k) clearance is a “grandfather” process. As such, FDA clearance does not imply that the safety, reliability and effectiveness of the medical device has been approved or validated by the FDA, but merely means that the medical device is substantially equivalent to a previously cleared commercial medical device. The review period and FDA determination as to substantial equivalence generally is made within 90 days of submission of a 510(k) application, unless additional information or clarification or clinical studies are requested or required by the FDA. As a practical matter, the review process and FDA determination may take longer than 90 days.

Our IOLs, ICLs, and AquaFlow Device are Class III devices. Our, phacoemulsification equipment, ultrasonic cutting tips and surgical packs are Class II devices. Our lens injectors are Class I devices. We have received FDA pre-market approval for our IOLs, the ICL for the treatment of myopia, and AquaFlow Device and 510(k) clearance for our phacoemulsification equipment, lens injectors, and ultrasonic cutting tips.

As a manufacturer of medical devices, our manufacturing processes and facilities are subject to continuing review by the FDA and various state agencies to ensure compliance with quality system regulations. These agencies inspect our facilities from time to time to determine whether we are in compliance with regulations relating to manufacturing practices, validation, testing, quality control and product labeling. Our activities as a sponsor of clinical research are subject to review by the Bioresearch Monitoring Program of the FDA Office of Regulatory Affairs, known as “BIMO.”

Regulatory Requirements in Foreign Countries.  The requirements for approval or clearance to market medical products in foreign countries vary widely. The requirements range from minimal requirements to requirements comparable to those established by the FDA. For example, many countries in South America have minimal regulatory requirements, while many others, such as Japan, have requirements at least as stringent as those of the FDA. Foreign governments do not always accept FDA approval as a substitute for their own approval or clearance procedures.

The member countries of the European Union require all medical products sold within their borders to carry a CE Mark. The CE Mark denotes that a medical device has been found to be in compliance with the applicable European Directives and associated guidelines concerning manufacturing and quality control, technical specifications and biological or chemical and clinical safety. We have obtained the CE Mark for all of our principal products including our ICL and TICL, IOLs (except for the Collamer three-piece IOL which we expect to receive in the second half of 2007), SonicWAVE Phacoemulsification System and our AquaFlow Device.

U.S. Approval of the ICL

The FDA Office of Device Evaluation approved the Visian ICL for the treatment of myopia on December 22, 2005. The approved models are indicated for the correction of myopia in adults with myopia ranging from -3.0 to less than or equal to -15.0 diopters with astigmatism less than or equal to 2.5 diopters at the spectacle plane, and the reduction of myopia in adults with myopia ranging from greater than -15.0 to -20.0 diopters with astigmatism less than or equal to 2.5 diopters at the spectacle plane, in patients 21 to

45 years of age with anterior chamber depth of 3.00 mm or greater, and a stable refractive history within 0.5 diopters for one year prior to implantation.

STAAR submitted a supplemental pre-market approval application for the TICL in April 2006, and is preparing an amendment to the application in response to comments from the FDA Office of Device Evaluation. STAAR is also conducting clinical trials on the hyperopic ICL for the U.S. market.

Recent Proceedings with the FDA Office of Compliance

Based on the results of the FDA inspections of STAAR’s Monrovia, California facilities in 2005 and 2006, STAAR believes that it is substantially in compliance with the FDA’s Quality System Regulations and Medical Device Reporting regulations. However, between December 29, 2003 and July 5, 2005 STAAR received Warning Letters, Form 483 Inspectional Observations and other correspondence from the FDA indicating that the FDA deemed STAAR’s Monrovia, California facility to be violating the FDA’s Quality System Regulations and Medical Device Reporting regulations, warning of possible enforcement action and suspending approval of Class III medical devices to which the violations related. STAAR responded to the FDA’s observations and assertions by, among other things, comprehensively revising its quality-related operating procedures, training to implement the revised procedures, and enhancing its internal quality audit function to provide for self-regulation by verifying compliance and ensuring corrective action for noncompliance. Notwithstanding the substantial improvement in STAAR’s compliance and quality, the FDA’s past findings of compliance deficiencies harmed our reputation in the ophthalmic industry, affected our product sales and delayed FDA approval of the ICL. STAAR’s ability to continue its U.S. business depends on the continuous improvement of its quality systems and its ability to demonstrate substantial compliance with FDA regulations. Accordingly, for the foreseeable future STAAR’s management expects its strategy to include devoting significant resources and attention to those efforts.

STAAR’s activities as a sponsor of biomedical research are subject to review by the Bioresearch Monitoring Program of the FDA Office of Regulatory Affairs (“BIMO”). On March 14, 2007, BIMO concluded a routine audit of STAAR’s clinical trial records as a sponsor of biomedical research in connection with STAAR’s Supplemental Pre-Market Approval application for the TICL. At the conclusion of the audit STAAR received eight Inspectional Observations on FDA Form 483 noting noncompliance with regulations. STAAR has submitted its response to the Inspectional Observations and expects to address the concerns raised by BIMO through voluntary corrective actions. Most of the observed instances of non-compliance took place during the 2000-2004 period. STAAR expects to show that some of these observations have already been addressed by corrective actions made in response to BIMO’s observations received on December 11, 2003 in connection with STAAR’s application for the ICL.

STAAR does not believe that the Inspectional Observations affect the integrity of the Toric clinical study. However, the determination of whether the Inspectional Observations affect the use of the Toric clinical study in the Toric application will be at the discretion of the FDA Office of Device Evaluation. Obtaining FDA approval of medical devices is never certain. STAAR cannot assure investors that the Office of Device Evaluation will grant approval to the TICL, or that the scope of requested TICL approval could not be limited by the FDA or the Ophthalmic Devices Panel.

Research and Development

We are focused on furthering technological advancements in the ophthalmic products industry through the development of innovative ophthalmic products and materials and related surgical techniques. We maintain an active internal research and development program which includes research and development, clinical activities, and regulatory affairs and is comprised of 29 employees. In order to achieve our business objectives, we will continue the investment in research and development. Over the past year, we have principally focused, and expect to continue to focus in 2007, our research and development efforts on the following:

•	Development of a Collamer Toric IOL to complement our pioneering silicone Toric IOL;

•	Development of a new three-piece Collamer IOL featuring an aspheric optic design;

•	Development of new silicone IOL models featuring aspheric optics and a squared edge configuration;

•	Enhancements to the injector system for our three-piece Collamer IOL to improve delivery, and development of an all new injector system for the three-piece Collamer IOL;

•	Development of a micro-incision injector for the one-piece Collamer IOL;

•	Development of a preloaded injector system for our new silicone aspheric IOLs; and

•	Supporting the application for U.S. approval of the Toric ICL. Research and development expenses were approximately $7,080,000, $5,573,000, and $6,246,000 for our 2006, 2005 and 2004 fiscal years, respectively. STAAR expects to pay a similar amount for research and development in 2007.

Environmental Matters

STAAR is subject to federal, state, local and foreign environmental laws and regulations. We believe that our operations comply in all material respects with applicable environmental laws and regulations in each country where we do business. We do not expect compliance with these laws to materially affect our capital expenditures, earnings or competitive position. We currently have no plans to invest in material capital expenditures for environmental control facilities for the remainder of our current fiscal year or for the next fiscal year. We are not aware of any pending actions, litigation or significant financial obligations arising from current or past environmental practices that are likely to have a material adverse impact on our financial position. However, environmental problems relating to our properties could develop in the future, and such problems could require significant expenditures. In addition, we cannot predict changes in environmental legislation or regulations that may be adopted or enacted in the future and that may adversely affect us.

Significant Subsidiaries

STAAR’s only significant subsidiary is STAAR Surgical AG, a wholly owned entity incorporated in Switzerland. This subsidiary develops, manufactures and distributes products worldwide including Collamer IOLs, ICLs, TICLs and the AquaFlow Device. STAAR Surgical AG also controls 100% of Domilens GmbH, a German sales subsidiary, which distributes both STAAR products and products from other ophthalmic manufacturers.

Investigation of Fraud at Domilens GmbH

Domilens GmbH is a wholly owned indirect subsidiary of STAAR Surgical Company based in Hamburg, Germany. It distributes ophthalmic products made by both STAAR and other manufacturers. During fiscal year 2006 Domilens reported sales of $21.1 million.

Guenther Roepstorff founded Domilens in 1986 and operated it as an independent distributor of ophthalmic goods generally serving the market for cataract surgical products. STAAR’s wholly owned Swiss subsidiary, STAAR Surgical AG, or “STAAR AG”, purchased 60% of Domilens in 1997, purchased another 20% in 1999, and in 2003 acquired the remaining 20%. In the 2003 transaction, Mr. Roepstorff transferred his shares to STAAR AG, and surrendered to STAAR all of his then outstanding stock options, in exchange for the cancellation of approximately $1.03 million in indebtedness he had incurred by taking loans from Domilens without STAAR AG’s approval. In the transfer agreement Mr. Roepstorff agreed that he would pay a 50% penalty on any future loans taken unilaterally and that taking any money from Domilens would be immediate cause for termination.

On January 18, 2007, Guenther Roepstorff, president of Domilens, notified STAAR he had admitted to the German Federal Ministry of Finance that without STAAR’s knowledge he had diverted property of Domilens to a company under his control over a four-year period between 2001 and 2004. Mr. Roepstorff made this admission in connection with an audit conducted by the Ministry in 2006, which examined the financial records of Mr. Roepstorff, Domilens and the company to which he owned and diverted the property, Equimed GmbH (currently known as eyemaxx GmbH), covering the four-year period.

Immediately after learning these facts STAAR commenced an internal investigation of Domilens. On January 20, 2007, the Audit Committee of STAAR’s Board of Directors engaged PricewaterhouseCoopers LLP (“PwC”) to conduct a forensic audit in connection with the investigation by legal counsel. The Committee subsequently engaged the law firm of Taylor Wessing, through its Hamburg office, as independent German legal counsel. The investigation included a comprehensive forensic review of the accounting records, documents and electronic records of Domilens and interviews of current employees and Mr. Roepstorff. On March 6, 2007, the Audit Committee of the Board of Directors of STAAR Surgical Company received PwC’s final report.

Key findings.  PwC investigated instances of misappropriation of corporate assets by Mr. Roepstorff between 2001 and 2006. Areas of fraudulent activity investigated by PwC included diversions of sales of IOLs and equipment to Equimed GmbH, payments to Mr. Roepstorff disguised as prepayments to suppliers and unauthorized borrowing. It is estimated that from 2001 through 2006 these activities diverted assets having a book value of approximately $400,000 and resulted in unreported proceeds to Equimed and Mr. Roepstorff of approximately $1,000,000.

PwC identified Mr. Roepstorff’s ability to override the internal controls implemented by STAAR as a key factor in his ability to accomplish fraudulent transactions and avoid detection. In particular, they found that even after STAAR had acquired full control of Domilens and implemented further oversight he continued to run the company as his own and had a dominant presence with employees. PwC found evidence that, notwithstanding the requirements of STAAR’s Code of Ethics, some Domilens employees had been aware of improper activities by Mr. Roepstorff and in some instances cooperated in documenting the activities in a manner that aided concealment. However, there is no evidence that other employees received any portion of the diverted assets or other payment for cooperation.

PwC also identified inadequate oversight of Domilens by STAAR AG and inadequate management oversight by STAAR as significant factors enabling Mr. Roepstorff to accomplish his actions. PwC has determined that a greater degree of scrutiny would have likely led to earlier detection of irregularities at Domilens.

Impact on financial statements.  Domilens’ financial results are consolidated into the audited financial statements of STAAR. STAAR has reviewed its historical financial statements, and has determined that properly accounting for past transactions in Domilens in light of the information provided by PwC’s investigation did not result in a material change in STAAR’s reported results of operations or reported financial condition for historical periods. STAAR has determined that the events at Domilens revealed a material weakness in its internal controls over financial reporting. Additional information on this material weakness in internal controls appears in our annual report on Form 10-K under Item 9A. Controls and Procedures — Management Report on Internal Control over Financial Reporting.

Expenses related to Domilens irregularities.  It is currently estimated that the fees and reimbursable expenses of advisors incurred by STAAR in connection with the investigation will total approximately $750,000, which will be recorded in fiscal year 2007. In addition, STAAR has reserved approximately $700,000 against additional taxes that may be assessed for unreported sales, but will seek to reduce that amount in discussions with the German Ministry of Finance. The estimated tax liability was recorded in the fourth quarter of fiscal year 2006.

Other Actions.  STAAR suspended all of Mr. Roepstorff’s duties as president on January 19, 2007. He voluntarily resigned from his employment with Domilens on January 23, 2007. STAAR will provide all of Domilens’ employees further training in their duties as employees and in STAAR’s Code of Ethics. STAAR has terminated one STAAR AG employee whose responsibilities included financial oversight of Domilens. In addition, based on the advice of German counsel, the degree of individual culpability and other factors, STAAR may take other disciplinary actions, including possible termination of employees or monitoring of selected employees during a probationary period.

Canon Staar Joint Venture

STAAR is the 50% owner of a Japan-based joint venture, Canon Staar Co., Inc., which manufactures the Preloaded Injector, a silicone or acrylic IOL preloaded into a single-use disposable injector. The co-owners of the joint venture are the Japanese optical company Canon, Inc. and its affiliated marketing company, Canon Marketing Japan Inc. Canon Marketing distributes the Preloaded Injector in Japan, and STAAR’s Swiss subsidiary, STAAR AG, distributes the silicone Preloaded Injector in Europe and Australia, and a non-exclusive basis in China and some other international markets. Canon Staar’s silicone-lens-based Preloaded Injector was introduced in 2003. Canon Staar is currently seeking approval from the Japanese regulatory authorities to market in Japan the ICL, Collamer IOL and the AquaFlow Device manufactured by STAAR. The acrylic Preloaded Injector, introduced in Japan in 2006, employs a lens supplied by a Japanese ophthalmic company.

Canon Staar was created in 1988 pursuant to a Joint Venture Agreement between STAAR, Canon and Canon Marketing for the principal purpose of designing, manufacturing, and selling in Japan intraocular lenses and other ophthalmic products. The joint venture agreement provides that Canon Staar will not directly distribute its products but will distribute them worldwide through Canon, Canon Marketing, their subsidiaries, STAAR and such other distributors as the Board of Directors of Canon Staar may approve. The terms of any such distribution arrangement must be unanimously approved by the Canon Staar Board.

Several other matters require the unanimous approval of the Canon Staar Board of Directors, including appointment of key officers or directors with specific titles, acquiring or disposing of assets exceeding 20% of Canon Staar’s total book value, borrowing in the principal amount of more than 20% of Canon Staar’s total book value and granting a lien on any of Canon Staar’s assets or contractual rights in excess of 20% of Canon Staar’s total book value. STAAR is entitled to appoint, and has appointed, two of the five Canon Staar Board members. The president of Canon Staar is to be appointed, and has been appointed, by STAAR.

The Joint Venture Agreement contains numerous default provisions that give the non-defaulting party the right to acquire the defaulting party’s entire interest in Canon Staar at book value. For this purpose, a party is in default under the Joint Venture Agreement (1) if the party cannot pay its debts or files for bankruptcy or similar protection, or voluntarily or involuntarily liquidates, (2) if the party defaults in its obligations under the Joint Venture Agreement and fails to cure the default within 90 days of receiving notice of default, (3) if the party undergoes a merger, acquisition or sale of substantially all of its assets, (4) if a material change occurs in management of the party, or (5) if any person or entity attempts to acquire all or a substantial portion of the party’s capital stock by a tender offer or otherwise, or attempts to acquire a substantial portion of the party’s business or assets.

The Joint Venture Agreement provides that the joint venture will be dissolved and its assets liquidated if an event of “force majeure” occurs, such as natural disaster, war, strike or governmental order, and the continuation of the event has a material adverse effect on the operations of Canon Staar. The joint venture will also be dissolved and its assets liquidated if a problem that materially affects Canon Staar or the continuation of its operations is not resolved after six months’ negotiation.

In accordance with the Joint Venture Agreement, in 1988 Canon Staar and STAAR entered into a Technical Assistance and Licensing Agreement (the “TALA”), pursuant to which STAAR granted to the joint venture an irrevocable, exclusive license to STAAR’s technology to make, have made, use, sell, lease or otherwise dispose of any products in Japan. The Joint Venture Agreement also gives Canon Staar a right of first refusal on any distribution of STAAR’s products in Japan, contemplates a Distribution Agreement to cover the resulting arrangement, gives Canon Staar the right to purchase from STAAR manufacturing equipment and tooling necessary to manufacture intraocular lenses, and contemplates a Supply Agreement to cover the resulting arrangement, The Joint Venture Agreement also contemplates that the relevant parties will enter into a Company’s Name License Agreement giving Canon Staar a license to use the founding parties’ names. To date, the parties have not entered into any such Distribution Agreement, Supply Agreement or Company’s Name License Agreement.

Under the TALA, STAAR granted Canon Staar a royalty free, fully paid-up, irrevocable, exclusive license to make, have made, use, sell, lease or otherwise dispose of any products in Japan using or incorporating STAAR’s “Licensed Technology.” “Licensed Technology” means all intellectual property relating to intraocular lenses, surgical packs, phacoemulsification machines, ophthalmic solutions, other pharmaceuticals and medical equipment, owned or controlled by STAAR as of the date of the TALA or thereafter. Under the TALA, STAAR also granted Canon Staar a royalty-free, fully paid-up, irrevocable, non-exclusive license to use, sell, lease or otherwise dispose of any products in the rest of the world using or incorporating STAAR’s “Licensed Technology.” The TALA also provides that STAAR will provide the Licensed Technology in written or other tangible form to enable Canon Staar to make, sell and service products and provide training and consulting services in connection with the manufacture of products. In consideration of the licenses and rights granted by STAAR under the TALA, Canon Staar paid STAAR $3 million. The TALA continues in effect until such time as the parties agree to terminate it.

In 2001, the joint venture parties, including Canon Staar, entered into a Settlement Agreement under which they reconfirmed the Joint Venture Agreement and the TALA and STAAR agreed promptly to commence the transfer to Canon Staar under the TALA of all of its new or advanced technology, including technology related to collamer IOL, glaucoma wicks and ICL. In the Settlement Agreement STAAR also granted Canon Staar a royalty free, fully paid-up, perpetual, exclusive license to use STAAR’s Licensed Technology to make and have made any products in China and sell such products in Japan and China (subject to STAAR’s existing licenses and the existing rights of third parties). The Settlement Agreement also provided that STAAR would enter into a raw material supply agreement covering the supply of raw materials to Canon Staar and would continue to supply raw materials under existing arrangements until execution of the supply agreement. The Settlement Agreement further provided that Canon Marketing would enter into a distribution agreement with Canon Staar governing Canon Marketing’s status as Canon Staar’s exclusive distributor in Japan. The distribution agreement would provide that the selling prices by Canon Staar of its products to Canon Marketing will be in the range of 50% to 70% of the sales price of the products from Canon Marketing to its end customers through its own sales channel, with the pricing to be reviewed annually and subject to unanimous approval of the Canon Staar Board. The Settlement Agreement provides that until the distribution agreement is executed the Canon Staar will sell its products to Canon Marketing at its then current prices, provided the prices are within the 50-70% range. The parties also settled certain patent disputes. To date, the parties have not entered into the supply agreement or distribution agreement.

Canon Staar has a single class of capital stock, of which STAAR owns 50%. Accordingly, STAAR is entitled to 50% of any dividends or distributions by Canon Staar and 50% of the proceeds of any liquidation.

The foregoing description of the joint venture agreement, TALA and Settlement Agreement is qualified in its entirety by the full text of such agreements, which have been filed as exhibits or incorporated by reference to this report. The joint venture agreement, TALA and Settlement Agreement are governed by the laws of Japan, and contain provisions that may be open to different interpretations. Accordingly, these agreements may be interpreted in a manner that may be materially adverse to the interests of STAAR, and any description of these agreements is subject to uncertainty. See “Risk Factors — We have licensed our technology to our joint venture company, which could cause our joint venture company to become a competitor”; and “Risk Factors — Our interest in Canon Staar may be acquired for book value on the occurrence of specified events, including a change in control of STAAR.”

Employees

As of March 23, 2007, we employed approximately 284 persons.

Contractual Obligations

The following table represents our known contractual obligations as of December 29, 2006 (in thousands):

		Payments Due by Period
		Less than			More than
Contractual Obligations	Total	1 year	1-3 Years	3-5 Years	5 years

Notes payable	$1,802	1,802	—	—	—
Capital lease obligations	1,720	647	1,073	—	—
Operating lease obligations	4,254	1,344	2,637	273	—
Purchase obligations(1)	1,289	600	689	—	—
Other current-term liabilities	927	927	—	—	—
Open purchase orders	1,278	1,278	—	—	—

Total	$11,270	6,598	4,399	273	—

On March 21, 2007 STAAR entered into a Promissory Note with Broadwood Partners, LP evidencing $4 million of indebtedness, which becomes due and payable on March 21, 2010, and 10% interest per annum payable on a quarterly basis. The Promissory Note is not included in the table of contractual obligations above because it was not outstanding on December 29, 2006. The Promissory Note provides the Broadwood will have a right to participate in any equity offering of STAAR on a pro rata basis (based on Broadwood’s percentage ownership of STAAR) until the later of March 21, 2008 and the date on which the Promissory Note is no longer outstanding. In connection with the issuance of the Promissory Note, STAAR issued certain warrants to Broadwood and granted resale registration rights with respect to the shares underlying warrants.

Contractual Restrictions under our Credit Arrangements

Among other limitations they may place on our operations, our credit arrangements include covenants that restrict intercompany financial transactions. A change in control of STAAR may also result in a default or right of termination by the lender under our credit arrangements.

The Master Credit Agreement between our subsidiary, STAAR Surgical AG, and UBS AG prohibits STAAR Surgical AG from distributing earnings to STAAR without the consent of UBS, limits receivables from STAAR to approximately $1 million and requires STAAR AG to maintain minimum equity of $12 million. The Master Credit Agreement also provides that UBS will have a right to terminate the agreement if STAAR Surgical AG has a change of ownership or controlling interest that UBS deems material.

The Credit and Security Agreement between STAAR and Wells Fargo Bank prohibits STAAR from incurring indebtedness to its subsidiaries or investing in its subsidiaries without the consent of the Bank. The Credit and Security Agreement also provides that a change of control of STAAR will constitute a default of the agreement. A “change of control” under the agreement includes the acquisition of 15% or more of STAAR’s capital stock by any person or group, a change in composition of the Board of Directors over a two-year period that results in the directors in place at the beginning of the period no longer constituting a majority, or David Bailey’s ceasing to actively manage STAAR. On March 21, 2007, Wells Fargo Bank waived a covenant prohibiting STAAR from incurring of additional indebtedness, which permitted STAAR to enter into the Promissory Note with Broadwood Partners, LP on that date.

STAAR may terminate its credit agreements with UBS and Wells Fargo at any time, but may incur substantial prepayment penalties as a result.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements, as that term is defined in the rules of the SEC, that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors.

UNDERWRITING

We have entered into an underwriting agreement with Pacific Growth Equities, LLC, which we also refer to as the “underwriter,” dated the date of this prospectus supplement. Under the terms of that agreement, and subject to its conditions, the underwriter has agreed to purchase the 3,130,435 shares of common stock offered by this prospectus supplement, and we have agreed to sell those shares to the underwriter.

The underwriter is offering the shares of common stock subject to its acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the underwriter to accept delivery of the shares of common stock offered by this prospectus supplement are subject to the approval of certain legal matters by their counsel and to other conditions. The underwriter is obligated to take and pay for all of the shares of common stock offered by this prospectus supplement if any such shares are taken. However, the underwriter is not required to take or pay for the shares covered by the underwriter’s over-allotment option described below.

The underwriter initially proposes to offer the shares of common stock directly to the public at the public offering price listed on the cover page of this prospectus supplement. After the initial offering of the shares of common stock, the offering price and other selling terms may from time to time be varied by the underwriter.

We have granted to the underwriter an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to an aggregate of 469,565 additional shares of common stock at the public offering price listed on the cover page of this prospectus supplement, less underwriting discounts and commissions. The underwriter may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the shares of common stock offered by this prospectus supplement. The exercise of the over-allotment option is at the exclusive discretion of the underwriter.

The following table shows the public offering price, underwriting discount and proceeds before expenses to us. The information assumes either no exercise or full exercise by the underwriter of its over-allotment option.

		Without	With
	Per Share	Option	Option

Public Offering Price	$5.00	$15,652,175.00	$18,000,000.00
Underwriting Discount	$0.30	$939,130.50	$1,080,000.00

The expenses of the offering that we must pay, in addition to the underwriting discount, are estimated to be $250,000.

We and all of our directors and executive officers have agreed that during the period ending 90 days after the date of the Underwriting Agreement neither we nor they will do any of the following without the prior written consent of the underwriter:

•	offer, sell, pledge, contract to sell, grant any option to purchase, grant a security interest in, hypothecate or otherwise sell or dispose of any shares of common stock, or any securities that are convertible into common stock or exercisable or exchangeable for common stock; or

•	enter into any hedging arrangement that transfers to another, as a whole or in part, directly or indirectly, any of the economic consequences of ownership of our common stock.

The restrictions applicable to our directors and executive officers do not apply to certain transactions, including:

•	in the case of our Chief Executive Officer, transactions made under trading plans currently in effect pursuant to Rule 10b5-1 under the Exchange Act;

•	transfers upon death, by gift, will or intestacy; provided that each transferee agrees to be subject to the restrictions described above; and

•	transfers in the form of bona fide gifts to immediate family members (including trusts or limited partnerships formed for the benefit of immediate family members); provided that each donee agrees to be subject to the restrictions described above.

The restrictions on sales of securities by us do not apply to:

•	securities issued under our currently authorized equity incentive plans, or upon the exercise of outstanding equity awards;

•	securities issued or sold in connection with any corporate strategic development or similar transaction; or

•	securities issued in any merger or acquisition transaction approved by our board of directors.

The 90-day restricted period described above will be extended:

•	if during the last 17 days of the 90-day restricted period we issue an earnings release or material news or a material event relating to us occurs, or

•	if, prior to the expiration of the 90-day restricted period, we announce that we will release earnings results or we become aware that material news or a material event will occur during the 16-day period beginning on the last day of the 90-day period.

If these events occur, the restricted period will be extended until the 18th day after the earnings release or the occurrence of the material news or event, unless research published or distributed by the underwriter or STAAR would be compliant under Rule 139 of the Securities Act and our common stock is deemed actively traded as defined in Rule 101(c)(1) of Regulation M of the Exchange Act.

The underwriter has advised us that it may engage in activities that stabilize, maintain or otherwise affect the price of the shares, including:

•	stabilizing transactions,

•	short sales, and

•	purchases to cover positions created by short sales.

Stabilizing transactions consist of bids or purchases made, pursuant to Regulation M under the Securities Act, for the purpose of preventing or retarding a decline in the market price of the shares while this offering is in progress. Stabilizing transactions may include making short sales of the shares, which involves the sale by the underwriters of a greater number of shares than the underwriters are required to purchase in this offering, and purchasing shares from us or in the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriters’ over-allotment option referred to above, or may be “naked” shorts, which are short positions in excess of that amount.

The underwriters may close out any covered short position either by exercising their over-allotment option, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other matters, the price of the shares available for purchase in the open market compared to the price at which the underwriters may purchase shares pursuant to the over-allotment option. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, the underwriters will purchase shares in the open market to cover the position.

Purchases to cover short positions and stabilizing transactions may have the effect of preventing or slowing a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described may have on the price of the shares. The underwriters have advised us that stabilizing bids, short sales and open market purchases may be effected on the NASDAQ Global Market or otherwise and, if commenced, may be discontinued at any time.

In connection with this offering, the underwriter may distribute copies of the prospectus supplement and the Prospectus electronically.

We have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act of 1933 or to contribute to payments the underwriter may be required to make because of any of those liabilities.

The underwriter has performed investment banking and advisory services for us from time to time for which it has received customary fees and expenses. The underwriter may, from time to time, engage in transactions with and perform services for us in the ordinary course of its business.

LEGAL MATTERS

The validity of the issuance of the common stock offered by us in this offering will be passed upon for us by Charles Kaufman, Esq. Mr. Kaufman, who participated in the preparation of this prospectus supplement, the accompanying prospectus and the related registration statement, is employed by STAAR as its Vice President and General Counsel and holds options to purchase 70,000 shares of our Common Stock. The law firms Taylor Wessing, Heuking Kuehn Luer Wojtek, and Winston & Strawn LLP, respectively, will opine on legal matters relating to our German and Swiss subsidiaries. King & Spalding LLP will opine on our healthcare regulatory matters. Fulwider Patton LLP will opine on our intellectual property matters. Certain other legal matters will be passed upon for us by Shartsis Friese LLP, San Francisco, California. Certain legal matters will be passed upon for the underwriter by Howard Rice Nemerovski Canady Falk & Rabkin, a Professional Corporation, San Francisco, California.

EXPERTS

The consolidated financial statements and schedule and management’s report on the effectiveness of internal control over financial reporting incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the fiscal year ended December 29, 2006 have been audited by BDO Seidman, LLP, an independent registered public accounting firm, to the extent and for the periods set forth in their reports incorporated herein by reference, and are incorporated herein in reliance upon such reports given upon the authority of that firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, or the SEC. You may read and copy these reports, proxy statements and other information at the SEC’s public reference rooms at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference rooms. Our SEC filings are also available on the SEC’s web site at http://www.sec.gov.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) (other than information contained in Current Reports on Form 8-K under Item 7.01 or Item 2.02 that is deemed furnished and not filed), after the date of the prospectus but before the end of any offering made under this prospectus. We incorporate by reference the documents listed below:

•	our Annual Report on Form 10-K for our fiscal year ended December 29, 2006;

•	our Proxy Statement for the Annual Meeting of Stockholders to be held on May 16, 2007, filed with the SEC on April 13, 2007;

•	our current reports on Form 8-K filed with the SEC on January 23, 2007, March 21, 2007, March 27, 2007 and April 6, 2007; and

•	the description of our common stock contained in our amended registration statement on Form 8-A/A filed with the SEC on April 18, 2003, including any amendment report filed for the purpose of updating that description.

Any statements made in this prospectus supplement or the accompanying prospectus, or in any document incorporated or deemed to be incorporated by reference in this prospectus supplement or the accompanying prospectus, will be deemed to be modified or superseded for purposes of this prospectus supplement and the accompanying prospectus to the extent that a statement contained in any subsequently filed document that is also incorporated or deemed to be incorporated by reference in this prospectus supplement or the accompanying prospectus, modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement or the accompanying prospectus.

You may request a copy of these filings at no cost, by writing or telephoning us at the following address: Corporate Secretary, 1911 Walker Avenue, Monrovia, California 91016, (626) 303-7902. Exhibits to these filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this document.

To the extent that any statement in this prospectus supplement is inconsistent with any statement that is incorporated by reference and that was made on or before the date of this prospectus supplement, the statement in this prospectus supplement will supersede such incorporated statement. The incorporated statement will not be deemed, except as modified or superseded, to constitute a part of this prospectus supplement, the accompanying prospectus or the registration statement. Statements contained in this prospectus supplement as to the contents of any contract or other document are not necessarily complete and, in each instance, we refer you to the copy of each contract or document filed as an exhibit to the registration statement.

PROSPECTUS

STAAR Surgical Company

$15,000,000

Common Stock
Preferred Stock
Debt Securities
Warrants

From time to time, we may sell common stock, preferred stock, debt securities or warrants. A prospectus supplement specifying the terms of the offering will accompany this prospectus. Our common stock is traded on the Nasdaq National Market under the trading symbol “STAA.” If we offer other securities, the prospectus supplement will provide information about their listing on a securities exchange, if any.

Investment in our securities involves a high degree of risk. Please carefully consider the “Risk Factors” published in our most recent Annual Report on Form 10-K and in our most recent Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission. These reports are incorporated by reference into this prospectus. Instructions for obtaining copies appears under the heading “Where You Can Find More Information.”

This prospectus may not be used to offer or sell any securities unless accompanied by a prospectus supplement.

We may sell the securities through underwriters or agents or directly to purchasers. The names of any underwriters or agents will appear on the accompanying prospectus supplement. For additional information on methods of sale, please see the sections entitled “Plan of Distribution” in this prospectus and the accompanying prospectus supplement. The prospectus supplement also shows the net proceeds we expect to receive from the sale.

Neither the Securities and Exchange Commission, nor any state securities commission, has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 8, 2006.

You should rely only on the information contained in this prospectus and the accompanying prospectus supplement and information to which we have referred you. We have not authorized anyone else to provide you with different information. In particular, we have not authorized any dealer or salesperson to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representation. This prospectus is an offer to sell only the securities offered hereby, and only under circumstances and in jurisdictions where we can lawfully do so. You should assume that the information in this prospectus and any prospectus supplement is accurate only as of the date on the front of the document. Any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time this prospectus is delivered or the time a security is sold.

Unless the context otherwise requires, the terms “we,” “our,” “us,” the “Company” and “STAAR” refer to STAAR Surgical Company and its subsidiaries.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement we have filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this shelf registration we may sell common stock, preferred stock, debt securities or warrants in one or more offerings, up to a total dollar amount of $15,000,000. This prospectus provides you with a general description of the securities we may offer. Whenever we offer or sell securities in connection with this shelf registration we will also provide a prospectus supplement that contains more specific information about the securities offered and the structure of the offering. We may also use the prospectus supplement to add, update or change any of the information contained in this prospectus. This prospectus, together with the relevant prospectus supplement and other documents to which we refer you, includes all material information relating to any offering. Please carefully read both this prospectus and the prospectus supplement together with the additional information described below under “Where You Can Find More Information.”

This prospectus may not be used to consummate a sale of securities unless it is accompanied by a prospectus supplement.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Statements in this prospectus that are not statements of historical fact are forward-looking statements. Forward-looking statements also appear in other documents to which we refer you in this prospectus. They may be found, among other places, in the sections entitled “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent report on Form 10-K, in our quarterly reports on Form 10-Q, and amendments to these documents filed with the SEC. These statements relate to our future plans, objectives, expectations and intentions. Among other things, forward-looking statements include statements about the following:

•	our strategy;

•	our business prospects including expectations for revenue or other performance of our business or of specific products;

•	the status of applications for approval of products by the FDA or regulatory agencies of other countries;

•	sufficiency of our cash reserves;

•	product development;

•	research and development and other expenses; and

•	legal risks.

You may also generally identify forward-looking statements by the use of words such as “expect,” “anticipate,” “intend,” “plan” and similar expressions.

You should not place undue reliance on our forward-looking statements. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of numerous risks and uncertainties that are beyond our control, including those we discuss in “Risk Factors” and elsewhere in this prospectus, in the accompanying prospectus supplement, and in our other reports we file with the SEC. The forward-looking statements in this prospectus speak only as of the date of this prospectus, and you should not rely on these statements without also considering the risks and uncertainties associated with these statements and our business.

ii

PROSPECTUS SUMMARY

STAAR Surgical Company develops and manufactures visual implants and other innovative ophthalmic products to improve or correct the vision of patients with cataracts and refractive conditions and distributes them worldwide.

Cataract Surgery

Most of our revenue is generated by manufacturing and selling foldable intraocular lenses, known as IOLs, and related products for cataract surgery. A foldable IOL is a prosthetic lens used to replace a cataract patient’s natural lens after it has been extracted in minimally invasive small incision cataract extraction. STAAR makes IOLs out of silicone and out of Collamer®, STAAR’s proprietary biocompatible collagen copolymer lens material. STAAR’s IOLs are available in both three-piece and one-piece designs. Over the years, we have expanded our range of products for use in cataract surgery to include the following:

•	The silicone Toric IOL, used in cataract surgery to treat astigmatism;

•	The Preloaded Injector, a three-piece silicone IOL preloaded into a single-use disposable injector;

•	STAARVISCtm II, a viscoelastic material which is used as a tissue protective lubricant and to maintain the shape of the eye during surgery;

•	STAAR SonicWAVEtm Phacoemulsification System, a medical device system used to remove a cataract patient’s cloudy lens through a small incision using ultrasound and suction. STAAR’s SonicWAVE system features low energy and high vacuum characteristic; and

•	Cruise Control, a disposable filter which allows for a faster, cleaner phacoemulsification procedure and is compatible with all phacoemulsification equipment utilizing Venturi and peristaltic pump technologies.

Refractive Surgery

Manufacturing and selling lenses for refractive surgery is an increasingly important source of revenue for STAAR. We have used our proprietary biocompatible Collamer material to develop and manufacture implantable Collamer lenses, or ICLs. STAAR’s VISIANtm ICL and VISIANtm Toric ICL, or TICL. treat refractive disorders such as myopia (near-sightedness), hyperopia (far-sightedness) and astigmatism. These disorders of vision affect a large proportion of the population. Unlike the IOL, which replaces a cataract patient’s cloudy lens, these products are designed to work with the patient’s natural lens to correct refractive disorders. The surgeon implants the foldable Visian lens through a tiny incision, generally under local anesthesia. STAAR began selling the Visian ICL outside the U.S. in 1996 and the Visian TICL in 2002. The U.S. Food and Drug Administration, or FDA, approved the Visian ICL for the treatment of myopia in the U.S. in December 2006, and the Visian family of refractive implants is sold in approximately 42 countries. The Company’s goal is to establish the position of the ICL and TICL throughout the world as an accepted choice for the surgical treatment of refractive errors, alongside such better known treatment as LASIK.

Other products

We have also developed the AquaFlowtm Collagen Glaucoma Drainage Device (the “Aqua Flow Device”), as an alternative to current methods of treating open-angle glaucoma. The AquaFlow Device is implanted in the sclera (the white of the eye), using a minimally invasive procedure, for the purpose of reducing intraocular pressure.

We also sell other instruments, devices and equipment that we manufacture or that are manufactured by others in the ophthalmic industry. In general, these products complement STAAR’s proprietary product range and are intended to allow us to compete more effectively.

STAAR Surgical Company, STAAR’s Logo, Visian®, Collamer®, STAARvisctm, SonicWAVEtm and AquaFlowtm are trademarks of STAAR in the U.S. and other countries. Collamer® is the brand name for STAAR’s proprietary collagen copolymer lens material.

Originally incorporated in California in 1982, STAAR reincorporated in Delaware in 1986. Our executive offices are located at 1911 Walker Avenue, Monrovia, California 91016, and our telephone number is (626) 303-7902. Our website address is www.staar.com. The information on our website is not a part of this prospectus.

RISK FACTORS

Investment in our securities involves a high degree of risk. Please carefully consider the “Risk Factors” published in our most recent Annual Report on Form 10-K and in our most recent Quarterly Report on Form 10-Q filed with the SEC. These reports are incorporated by reference into this prospectus. Instructions for obtaining copies appears under the heading “Where You Can Find More Information.” Each of these risk factors describes a circumstance that has the potential to materially harm our business, operating results or financial condition and reduce the value of an investment in our securities. It is important for investors to read and consider all of them.

SECURITIES WE MAY OFFER

We may offer shares of our common stock and preferred stock, various series of debt securities or warrants to purchase any of such securities, with a total value of up to $15,000,000, from time to time under this prospectus at prices and on terms to be determined by market conditions at the time of the offering. This prospectus provides you with a general description of the securities we may offer. In connection with each offering we will provide a prospectus supplement that will provide more specific information about the offering and the securities offered. The prospectus supplement will include the following information, to the extent applicable:

•	the type of security offered, whether common or preferred equity, debt securities, warrants or a combination;

•	the amount of securities and the price range;

•	the aggregate offering price or aggregate principal amount;

•	the maturity date, if applicable;

•	the rates and times of payment of interest or dividends, if any;

•	redemption, conversion or sinking fund terms, if any;

•	voting or other rights, if any;

•	conversion or exercise prices, if any;

•	information about any trustee or paying agent;

•	the plan of distribution;

•	intended use of proceeds;

•	information about the legal counsel who will pass the legality of the securities offered; and

•	federal income tax considerations, if material to the securities offered.

The prospectus supplement also may add, update or change information contained in this prospectus or in documents we have incorporated by reference. However, no prospectus supplement will offer a security that is not included in the registration statement of which this prospectus is a part at the time of its effectiveness or offer a security of a type that is not described in this prospectus.

This prospectus may not be used to consummate a sale of securities unless it is accompanied by a prospectus supplement.

We may offer and sell the securities directly to investors or through agents, underwriters or dealers. We, and our agents or underwriters, reserve the right to accept or reject all or part of any proposed purchase of securities. If we do offer securities through agents or underwriters, we will include the following information in the prospectus supplement to the extent applicable:

•	the names of the underwriters or agents;

•	the fees, discounts or commissions to be paid to them;

•	the net proceeds to us; and

•	information about the legal counsel advising them on matters related to the offering.

Common Stock.  We may issue shares of our common stock. Holders of common stock are entitled to one vote per share on all matters submitted to a vote of stockholders. Subject to any preferences of outstanding shares of preferred stock, each holder of common stock is entitled to a pro rata share of dividends when and if declared by our board of directors and a pro rata share of the net proceeds of any sale, liquidation or winding up of the company after payment of all liabilities and payment of the liquidation preferences of any then outstanding preferred stock.

Preferred Stock.  We may issue shares of our preferred stock from time to time, in one or more series. The terms of our authorized preferred stock is undetermined. Accordingly, prior to any offering of preferred stock our board of directors will determine its rights, preferences, privileges and restrictions, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of any series.

If the board of directors determines that convertible preferred stock will be issued, it will be convertible into our common stock or exchangeable for our other securities. Conversion may be mandatory or at the option of the holders of preferred stock and would be at prescribed conversion rates.

Debt Securities.  We may offer debt securities from time to time, in one or more series, as either senior or subordinated debt or as senior or subordinated convertible debt. The senior debt securities will rank equally with any other unsecured and unsubordinated debt. The subordinated debt securities will be subordinate and junior in right of payment, to the extent and in the manner described in the instrument governing the debt, to all of our senior indebtedness. Convertible debt securities will be convertible into or exchangeable for our common stock or our other securities. Conversion may be mandatory or at the holder’s option and would be at prescribed conversion rates.

The debt securities will be issued under one or more documents called indentures, which are contracts between us and a national banking association, which acts as trustee. In this prospectus, we have summarized certain general features of the debt securities. We urge you, however, to read the prospectus supplements related to the series of debt securities being offered, as well as the complete indentures that contain the terms of the debt securities. Forms of indentures have been filed as exhibits to the registration statement of which this prospectus is a part, and supplemental indentures and forms of debt securities containing the terms of debt securities being offered will be filed as exhibits to the registration statement of which this prospectus is a part or will be incorporated by reference from reports we file with the SEC.

Warrants.  We may issue warrants for the purchase of common stock, preferred stock or debt securities in one or more series. We may issue warrants independently or together with common stock, preferred stock or debt securities, and the warrants may be attached to or separate from these securities. In this prospectus, we have summarized certain general features of the warrants. We urge you, however, to read the prospectus supplement related to the series of warrants being offered, as well as the warrant agreements that contain the terms of the warrants. Forms of the warrant agreements and forms of warrants containing the terms of the warrants being offered have been filed as exhibits to the registration statement of which this prospectus is a part, and supplemental agreements and forms of warrants will be filed as exhibits to the registration statement of which this prospectus is a part or will be incorporated by reference from reports we file with the SEC.

We will evidence each series of warrants by warrant certificates that we will issue under a separate agreement. We will enter into the warrant agreements with a warrant agent who will administer the warrants, including their exercise. Each warrant agent will be a bank that we select. We will indicate the name and address of the warrant agent in the applicable prospectus supplement relating to a particular series of warrants.

RATIO OF EARNINGS TO FIXED CHARGES

Our earnings were insufficient to cover fixed charges in each of the years in the five-year period ended December 30, 2006 and in the three-month period ended March 31, 2006. “Earnings” consist of income (loss) from continuing operations before income taxes, extraordinary items, cumulative effect of accounting changes, equity in net losses of affiliates and fixed charges. “Fixed charges” consist of interest expense and the portion of operating lease expense that represents interest. The following table sets forth our ratio of earnings to fixed charges for the periods indicated:

Six Months
	Fiscal Year Ended					Ended
	December 28,	January 3,	January 2,	December 31,	December 30,	June 30,
	2001	2003	2004	2004	2006	2006

Ratio of Earnings to Fixed Charges(1)	—	—	—	—	—	—

(1)	For the fiscal years ended December 28, 2001, January 3, 2003, January 2, 2004, December 31, 2004, December 30, 2006, and the six months ended June 30, 2006, our earnings were insufficient to cover fixed charges by $18.1 million, $7.9 million, $7.2 million, $10.4 million, $9.8 million and $6.4 million, respectively.

USE OF PROCEEDS

Except as described in the prospectus supplement, we currently intend to use the net proceeds from the sale of the securities offered hereby for general corporate purposes, including among other things expansion of sales and marketing, working capital, capital expenditures, technology acquisition and continuing research and development. Until applied to that use, we intend to invest the net proceeds in investment-grade, interest-bearing securities.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 60 million shares of common stock, par value $0.01 per share, and 10 million shares of preferred stock, par value $0.01 per shares. As of August 6, 2006, there were 25,285,643 shares of common stock outstanding and no shares of preferred stock outstanding.

Common Stock

The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. The holders of common stock are not entitled to cumulative voting in the election of directors.

Subject to preferences that may be applicable to any then outstanding shares of preferred stock, each holder of our common stock is entitled to receive a pro rata share of any dividends that may be declared by the Board of Directors out of funds legally available for that purpose. If our company is liquidated, dissolved or wound up, each holder of the common stock is entitled to a pro rata share of the net proceeds of that transaction after payment of all liabilities and the payment of the liquidation preferences of any then outstanding shares of preferred stock.

Holders of common stock have no preemptive rights and no right to convert their common stock into any other securities. No redemption or sinking fund provisions apply to any of our common stock. Except for restricted stock issued to some our employees as incentive compensation, all outstanding shares of common stock are fully paid and non-assessable, and all shares of common stock to be issued under this prospectus will be fully paid and non-assessable.

Preferred Stock

Our certificate of incorporation gives our Board of Directors the authority, without further action by the stockholders, to issue up to 10 million shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions of this preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of a series, without further vote or action by the stockholders.

If STAAR sells preferred stock, we will file a document called a “certificate of designation” with the state of Delaware as a part of our certificate of incorporation. The certificate of designation serves to legally create a series of preferred stock having the rights, preferences, privileges and restrictions that have been determined by the board of directors. Before we make any offering of preferred stock we will file the form of certificate of designation with the SEC as an exhibit to the registration statement of which this prospectus forms a part, or as an exhibit to a current report on From 8-K. The terms of the preferred stock that will be described in the certificate of designation will include the following to the extent applicable:

•	the title of the class and series;

•	the number of shares designated to be in the same class and series and to share the same rights, preferences and privileges;

•	any liquidation preference per share;

•	the dividend rate, period and payment date and method of calculation for dividends;

•	whether dividends will be cumulative or non-cumulative and, if cumulative, the date from which dividends will accumulate;

•	the procedures for any auction and remarketing, if any;

•	the provisions for a sinking fund, if any;

•	the provisions for redemption or repurchase, if applicable, and any restrictions on our ability to exercise those redemption and repurchase rights;

•	whether the preferred stock will be convertible into our common stock, and, if applicable, the conversion price, or how it will be calculated, and the conversion period;

•	whether the preferred stock will be exchangeable into debt securities, and, if applicable, the exchange price, or how it will be calculated, and the exchange period;

•	voting rights, if any, of the preferred stock;

•	restrictions on transfer, sale or other assignment, if any;

•	whether interests in the preferred stock will be represented by depositary shares;

•	a discussion of any material or special U.S. federal income tax considerations applicable to the preferred stock;

•	the relative ranking and preferences of the preferred stock as to dividend rights and rights if we liquidate, dissolve or wind up our affairs;

•	any limitations on issuance of any class or series of preferred stock ranking senior to or on a parity with the series of preferred stock as to dividend rights and rights if we liquidate, dissolve or wind up our affairs; and

•	any other specific terms, preferences, rights or limitations of, or restrictions on, the preferred stock.

The prospectus supplement will provide additional information regarding the preferred stock, including the following:

•	the number of shares of preferred stock offered;

•	the price range at which the preferred stock will be offered; and

•	whether the preferred stock will be listed on any securities exchange or market.

If we issue shares of preferred stock under this prospectus, the shares will be fully paid and non-assessable and will not have, or be subject to, any preemptive or similar rights.

The General Corporation Law of the State of Delaware, the state of our incorporation, provides that the holders of preferred stock will have the right to vote separately as a class on any proposed fundamental change in the rights of the preferred stock. This right is in addition to any voting rights that may be provided for in the applicable certificate of designation.

The issuance of preferred stock could adversely affect the voting power, conversion or other rights of holders of our common stock. Preferred stock could be issued quickly with terms designed to delay or prevent a change in control of our company or make removal of management more difficult. In addition, the issuance of preferred stock may have the effect of decreasing the market price of our common stock.

Anti-Takeover Effects of Provisions of Delaware Law and Our Charter Documents

Delaware Takeover Statute

We are subject to Section 203 of the Delaware General Corporation Law. This is an anti-takeover law, which restricts transactions and business combinations between a corporation and an interested stockholder owning 15% or more of the corporation’s outstanding voting stock, for a period of three years from the date the stockholder becomes an interested stockholder. With some exceptions, unless the transaction is approved by the board of directors and the holders of at least two-thirds of the outstanding voting stock of the corporation, excluding shares held by the interested stockholder, this law prohibits significant business transactions such as a merger with, disposition of assets to, or receipt of disproportionate financial benefits by, the interested stockholder, or any other transaction that would increase the interested stockholder’s proportionate ownership of any class or series of the corporation’s stock. The statutory ban does not apply if, upon consummation of the transaction in which any person becomes an interested stockholder, the interested stockholder owns at least 85% of the outstanding voting stock of the corporation. This calculation does not include shares held by persons who are both directors and officers or by employee stock plans.

Charter Documents

Provisions of our certificate of incorporation and bylaws could make it more difficult for a third party to acquire our company, or discourage a third party from attempting to acquire control of our company. These provisions are intended to discourage coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of our company to first negotiate with our board of directors. However, these provisions could also limit the price investors might be willing to pay in the future for our common stock and could have the effect of delaying or preventing a change in control. We believe that the benefits of increased protection of our ability to negotiate with the proponent of an unsolicited acquisition proposal outweigh the disadvantages of discouraging these proposals because, among other things, negotiation may result in an improvement of their terms. Nevertheless, these provisions could limit the price that investors might be willing to pay in the future for shares of our common stock. These provisions include the following:

•	directors may be removed only for cause;

•	our stockholders may not act by written consent or call special meetings;

•	stockholders must submit nominations for the board of directors in advance;

•	the board of directors may alter some of the provisions of our bylaws without stockholder approval, and

•	our board of directors has the authority to issue up to 10,000,000 shares of preferred stock and to determine the price, rights, preferences, privileges and restrictions, including voting rights, of those shares without any further vote or action by the stockholders.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company. Its address is 59 Maiden Lane, New York, N.Y. 10038, and its telephone number is (718) 921-8293.

DESCRIPTION OF DEBT SECURITIES

The following description, together with the additional information included in any applicable prospectus supplement, summarizes the material terms and provisions of the debt securities that we may offer under this prospectus. While the terms we have summarized below will apply generally to any future debt securities we may offer under this prospectus, we will describe the specific terms of any debt securities that we may offer in more detail in the applicable prospectus supplement. The terms of any debt securities we offer under a prospectus supplement may differ from the terms we describe below. However, no prospectus supplement shall fundamentally change the terms that are described in this prospectus, or offer a type of debt security that is not included in the registration statement of which this prospectus is a part at the time of its effectiveness or described in this prospectus.

We will issue any senior debt securities under the senior indenture that we will enter into with the trustee named in the senior indenture. We will issue any subordinated debt securities under the subordinated indenture that we will enter into with the trustee named in the subordinated indenture. We have filed forms of these documents as exhibits to the registration statement which includes this prospectus. We use the term “indentures” in this prospectus to refer to both the senior indenture and the subordinated indenture.

The indentures will be qualified under the Trust Indenture Act of 1939. We use the term “debenture trustee” to refer to either the trustee under the senior indenture or the trustee under the subordinated indenture, as applicable.

The following summaries of material provisions of the senior debt securities, the subordinated debt securities and the indentures are subject to, and qualified in their entirety by reference to, all the provisions of the indenture applicable to a particular series of debt securities. We urge you to read the applicable prospectus supplements related to the debt securities that we sell under this prospectus, as well as the indenture that contains the terms of the debt securities. Except as we may otherwise indicate, the terms of the senior indenture and the subordinated indenture are identical.

General

In any offering of debt securities each prospectus supplement will describe the following terms related to a series of debt securities:

•	the title;

•	the principal amount being offered, and if a series, the total amount authorized and the total amount outstanding;

•	any limit on the amount that may be issued;

•	whether or not we will issue the series of debt securities in global form, and if so, the terms of any depositary arrangement and the identity of the depositary;

•	the maturity date;

•	whether and under what circumstances, if any, we will pay additional amounts on any debt securities held by a person who is not a United States person for tax purposes, and whether we can redeem the debt securities if we have to pay such additional amounts;

•	the annual interest rate, which may be fixed or variable, or the method for determining the rate and the date interest will begin to accrue, the dates interest will be payable and the regular record dates for interest payment dates or the method for determining such dates;

•	whether or not the debt securities will be secured or unsecured, and the terms of any secured debt;

•	the terms of the subordination of any series of subordinated debt;

•	the place where payments will be payable;

•	restrictions on transfer, sale or other assignment, if any;

•	our right, if any, to defer payment of interest and the maximum length of any such deferral period;

•	the date, if any, after which, and the price at which, we may, at our option, redeem the series of debt securities pursuant to any optional or provisional redemption provisions and the terms of those redemptions provisions;

•	the date, if any, on which, and the price at which we are obligated, pursuant to any mandatory sinking fund or analogous fund provisions or otherwise, to redeem, or at the holder’s option to purchase, the series of debt securities and the currency or currency unit in which the debt securities are payable;

•	whether the indenture will restrict our ability or the ability of our subsidiaries to do any of the following:

•	incur additional indebtedness;

•	issue additional securities;

•	create liens;

•	pay dividends and make distributions in respect of our capital stock and the capital stock of our subsidiaries;

•	redeem capital stock;

•	place restrictions on our subsidiaries’ ability to pay dividends, make distributions or transfer assets;

•	make investments or other restricted payments

•	sell or otherwise dispose of assets;

•	enter into sale-leaseback transactions;

•	engage in transactions with stockholders and affiliates;

•	issue or sell stock of our subsidiaries; or

•	effect a consolidation or merger;

•	whether the indenture will require us to maintain any interest coverage, fixed charge, cash flow-based, asset-based or other financial ratios;

•	a discussion of any material or special United States federal income tax considerations applicable to the debt securities;

•	information describing any book-entry features;

•	provisions for a sinking fund purchase or other analogous fund, if any;

•	whether the debt securities are to be offered at a price such that they will be deemed to be offered at an “original issue discount” as defined in paragraph (a) of Section 1273 of the Internal Revenue Code;

•	the denominations in which we will issue the series of debt securities, if other than denominations of $1,000 and any integral multiple thereof; and

•	any other specific terms, preferences, rights or limitations of, or restrictions on, the debt securities, including any additional events of default or covenants provided with respect to the debt securities, and any terms that may be required by us or advisable under applicable laws or regulations.

Conversion or Exchange Rights

We will set forth in the prospectus supplement the terms on which a series of debt securities may be convertible into or exchangeable for our common stock or our other securities. We will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option. We may include provisions pursuant to which the number of shares of our common stock or our other securities that the holders of the series of debt securities receive would be subject to adjustment.

Consolidation, Merger or Sale

The indentures do not contain any covenant that restricts our ability to merge or consolidate, or sell, convey, transfer or otherwise dispose of all or substantially all of our assets. However, any successor to or acquiror of such assets must assume all of our obligations under the indentures or the debt securities, as appropriate. If the debt securities are convertible for our other securities or securities of other entities, the person with whom we consolidate or merge or to whom we sell all of our property must make provisions for the conversion of the debt securities into securities that the holders of the debt securities would have received if they had converted the debt securities before the consolidation, merger or sale.

Events of Default Under the Indenture

The following are events of default under the indentures with respect to any series of debt securities that we may issue:

•	if we fail to pay interest when due and payable and our failure continues for 90 days and the time for payment has not been extended or deferred;

•	if we fail to pay the principal, premium or sinking fund payment, if any, when due and payable and the time for payment has not been extended or delayed;

•	if we fail to observe or perform any other covenant contained in the debt securities or the indentures, other than a covenant specifically relating to another series of debt securities, and our failure continues for 90 days after we receive notice from the debenture trustee or holders of at least 25% in aggregate principal amount of the outstanding debt securities of the applicable series; and

•	if specified events of bankruptcy, insolvency or reorganization occurs.

If an event of default with respect to debt securities of any series occurs and is continuing, other than an event of default specified in the last bullet point above, the debenture trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series, by notice to us in writing, and to the debenture trustee if notice is given by such holders, may declare the unpaid principal of, premium, if any, and accrued interest, if any, due and payable immediately. If an event of default specified in the last bullet point above occurs with respect to us, the principal amount of and accrued interest, if any, of each issue of debt securities then outstanding shall be due and payable without any notice or other action on the part of the debenture trustee or any holder.

The holders of a majority in principal amount of the outstanding debt securities of an affected series may waive any default or event of default with respect to the series and its consequences, except defaults or events of default regarding payment of principal, premium, if any, or interest, unless we have cured the default or event of default in accordance with the indenture. Any waiver shall cure the default or event of default.

Subject to the terms of the indentures, if an event of default under an indenture shall occur and be continuing, the debenture trustee will be under no obligation to exercise any of its rights or powers under such indenture at the request or direction of any of the holders of the applicable series of debt securities, unless such holders have offered the debenture trustee reasonable indemnity. The holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the debenture trustee, or exercising any trust or power conferred on the debenture trustee, with respect to the debt securities of that series, provided that:

•	the direction so given by the holder is not in conflict with any law or the applicable indenture; and

•	subject to its duties under the Trust Indenture Act of 1939, the debenture trustee need not take any action that might involve it in personal liability or might be unduly prejudicial to the holders not involved in the proceeding.

A holder of the debt securities of any series will only have the right to institute a proceeding under the indentures or to appoint a receiver or trustee, or to seek other remedies if:

•	the holder has given written notice to the debenture trustee of a continuing event of default with respect to that series;

•	the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made written request, and such holders have offered reasonable indemnity to the debenture trustee to institute the proceeding as trustee; and

•	the debenture trustee does not institute the proceeding, and does not receive from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series other conflicting directions within 90 days after the notice, request and offer.

These limitations do not apply to a suit instituted by a holder of debt securities if we default in the payment of the principal, premium, if any, or interest on, the debt securities.

We will periodically file statements with the debenture trustee regarding our compliance with specified covenants in the indentures.

Modification of Indenture; Waiver

We and the debenture trustee may change an indenture without the consent of any holders with respect to the following specific matters:

•	to fix any ambiguity, defect or inconsistency in the indenture;

•	to comply with the provisions described above under “Consolidation, Merger or Sale;”

•	to comply with any requirements of the SEC in connection with the qualification of any indenture under the Trust Indenture Act of 1939;

•	to add to, delete from or revise the conditions, limitations, and restrictions on the authorized amount, terms, or purposes of issue, authentication and delivery of debt securities, as set forth in the indenture;

•	to provide for the issuance of and establish the form and terms and conditions of the debt securities of any series as provided under “General” to establish the form of any certifications required to be furnished pursuant to the terms of the indenture or any series of debt securities, or to add to the rights of the holders of any series of debt securities;

•	to evidence and provide for the acceptance of appointment hereunder by a successor trustee;

•	to provide for uncertificated debt securities and to make all appropriate changes for such purpose;

•	to add to our covenants such new covenants, restrictions, conditions or provisions for the protection of the holders, and to make the occurrence, or the occurrence and the continuance, of a default in any such additional covenants, restrictions, conditions or provisions an event of default; or

•	to change anything that does not materially adversely affect the interests of any holder of debt securities of any series.

In addition, under the indentures, the rights of holders of a series of debt securities may be changed by us and the debenture trustee with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of each series that is affected. However, we and the debenture trustee may only make the following changes with the consent of each holder of any outstanding debt securities affected:

•	extending the fixed maturity of the series of debt securities;

•	reducing the principal amount, reducing the rate of or extending the time of payment of interest, or reducing any premium payable upon the redemption of any debt securities; or

•	reducing the percentage of debt securities, the holders of which are required to consent to any amendment, supplement, modification or waiver.

Discharge

Each indenture provides that we can elect to be discharged from our obligations with respect to one or more series of debt securities, except for specified obligations, including obligations to:

•	register the transfer or exchange of debt securities of the series;

•	replace stolen, lost or mutilated debt securities of the series;

•	maintain paying agencies;

•	hold monies for payment in trust;

•	recover excess money held by the debenture trustee;

•	compensate and indemnify the debenture trustee; and

•	appoint any successor trustee.

In order to exercise our rights to be discharged, we must deposit with the debenture trustee money or government obligations sufficient to pay all the principal of, any premium, if any, and interest on, the debt securities of the series on the dates payments are due.

Form, Exchange and Transfer

We will issue the debt securities of each series only in fully registered form without coupons and, unless we otherwise specify in the applicable prospectus supplement, in denominations of $1,000 and any integral multiple thereof. The indentures provide that we may issue debt securities of a series in temporary or permanent global form and as book-entry securities that will be deposited with, or on behalf of, The Depository Trust Company or another depositary named by us and identified in a prospectus supplement with respect to that series. See “Legal Ownership of Securities” for a further description of the terms relating to any book-entry securities.

At the option of the holder, subject to the terms of the indentures and the limitations applicable to global securities described in the applicable prospectus supplement, the holder of the debt securities of any series can exchange the debt securities for other debt securities of the same series, in any authorized denomination and of like tenor and aggregate principal amount.

Subject to the terms of the indentures and the limitations applicable to global securities set forth in the applicable prospectus supplement, holders of the debt securities may present the debt securities for exchange or for registration of transfer, duly endorsed or with the form of transfer endorsed thereon duly executed if so required by us or the security registrar, at the office of the security registrar or at the office of any transfer agent designated by us for this purpose. Unless otherwise provided in the debt securities that the holder presents for transfer or exchange, we will make no service charge for any registration of transfer or exchange, but we may require payment of any taxes or other governmental charges.

We will name in the applicable prospectus supplement the security registrar, and any transfer agent in addition to the security registrar, that we initially designate for any debt securities. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.

If we elect to redeem the debt securities of any series, we will not be required to do any of the following:

•	issue, register the transfer of, or exchange any debt securities of that series during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any debt securities that may be selected for redemption and ending at the close of business on the day of the mailing; or

•	register the transfer of or exchange any debt securities so selected for redemption, in whole or in part, except the unredeemed portion of any debt securities we are redeeming in part.

Information Concerning the Debenture Trustee

The debenture trustee, other than during the occurrence and continuance of an event of default under an indenture, undertakes to perform only those duties as are specifically set forth in the applicable indenture. Upon an event of default under an indenture, the debenture trustee must use the same degree of care as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the debenture trustee is under no obligation to exercise any of the powers given it by the indentures at the request of any holder of debt securities unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that it might incur.

Payment and Paying Agents

Unless we otherwise indicate in the applicable prospectus supplement, we will make payment of the interest on any debt securities on any interest payment date to the person in whose name the debt securities, or one or more predecessor securities, are registered at the close of business on the regular record date for the interest.

We will pay principal of and any premium and interest on the debt securities of a particular series at the office of the paying agents designated by us, except that unless we otherwise indicate in the applicable prospectus supplement, we will make interest payments by check that we will mail to the holder or by wire transfer to certain holders. Unless we otherwise indicate in a prospectus supplement, we will designate the corporate trust office of the debenture trustee in the City of New York as our sole paying agent for payments with respect to debt securities of each series. We will name in the applicable prospectus supplement any other paying agents that we initially designate for the debt securities of a particular series. We will maintain a paying agent in each place of payment for the debt securities of a particular series.

All money we pay to a paying agent or the debenture trustee for the payment of the principal of or any premium or interest on any debt securities that remains unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us, and the holder of the debt security thereafter may look only to us for payment thereof.

Governing Law

The indentures and the debt securities will be governed by and construed in accordance with the laws of the State of New York, except to the extent that the Trust Indenture Act of 1939 is applicable.

Subordination of Subordinated Debt Securities

The subordinated debt securities will be unsecured and will be subordinate and junior in priority of payment to certain of our other indebtedness to the extent described in a prospectus supplement. The subordinated indenture does not limit the amount of subordinated debt securities that we may issue. It also does not limit us from issuing any other secured or unsecured debt.

DESCRIPTION OF WARRANTS

The following description, together with the additional information we may include in any applicable prospectus supplements, summarizes the material terms and provisions of the warrants that we may offer under this prospectus and the related warrant agreements and warrant certificates. While the terms summarized below will apply generally to any warrants that we may offer, we will describe the particular terms of any series of warrants in more detail in the applicable prospectus supplement. If we provide for different warrant terms in the prospectus supplement, the terms of any warrants offered under that prospectus supplement may differ from the terms described below. However, no prospectus supplement shall fundamentally change the terms that are described in this prospectus, or offer a security that is not included in the registration statement of which this prospectus is a part at the time of its effectiveness or described in this prospectus. Specific warrant agreements will contain additional important terms and provisions and will be incorporated by reference as an exhibit to the registration statement that includes this prospectus or as an exhibit to a current report on Form 8-K.

General

We will describe in the applicable prospectus supplement the terms of the series of warrants, including the following:

•	the offering price and aggregate number of warrants offered;

•	the currency for which the warrants may be purchased;

•	if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each such security or each principal amount of such security;

•	if applicable, the date on and after which the warrants and the related securities will be separately transferable;

•	in the case of warrants to purchase debt securities, the principal amount of debt securities purchasable upon exercise of one warrant and the price at, and currency in which, this principal amount of debt securities may be purchased upon such exercise;

•	in the case of warrants to purchase common stock or preferred stock, the number of shares of common stock or preferred stock, as the case may be, purchasable upon the exercise of one warrant and the price at which these shares may be purchased upon such exercise;

•	the effect of any merger, consolidation, sale or other disposition of our business on the warrant agreements and the warrants;

•	the terms of any rights to redeem or call the warrants;

•	any provisions for changes to or adjustments in the exercise price or number of securities issuable upon exercise of the warrants;

•	the dates on which the right to exercise the warrants will commence and expire;

•	the manner in which the warrant agreements and warrants may be modified;

•	federal income tax consequences of holding or exercising the warrants;

•	the terms of the securities issuable upon exercise of the warrants; and

•	any other specific terms, preferences, rights or limitations of or restrictions on the warrants.

Before exercising their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise, including the following:

•	in the case of warrants to purchase debt securities, the right to receive payments of principal of, or premium, if any, or interest on, the debt securities purchasable upon exercise or to enforce covenants in the applicable indenture; or

•	in the case of warrants to purchase common stock or preferred stock, the right to receive dividends, if any, or payments upon our liquidation, dissolution or winding up or to exercise voting rights, if any.

Exercise of Warrants

Each warrant will entitle the holder to purchase the securities that we specify in the applicable prospectus supplement at the exercise price that we describe in the applicable prospectus supplement. Unless we otherwise specify in the applicable prospectus supplement, holders of the warrants may exercise the warrants at any time up to 5:00 P.M. New York time on the expiration date that we set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

Holders of the warrants may exercise the warrants by delivering the warrant certificate representing the warrants to be exercised together with specified information, and paying the required amount to the warrant agent in immediately available funds, as provided in the applicable prospectus supplement. We will set forth on the reverse side of the warrant certificate and in the applicable prospectus supplement the information that the holder of the warrant will be required to deliver to the warrant agent.

Upon receipt of the required payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will issue and deliver the securities purchasable upon such exercise. If fewer than all of the warrants represented by the warrant certificate are exercised, then we will issue a new warrant certificate for the remaining amount of warrants. If we so indicate in the applicable prospectus supplement, holders of the warrants may surrender securities as all or part of the exercise price for warrants.

Enforceability of Rights by Holders of Warrants

Each warrant agent will act solely as our agent under the applicable warrant agreement and will not assume any obligation or relationship of agency or trust with any holder of any warrant. A single bank or trust company may act as warrant agent for more than one issue of warrants. A warrant agent will have no duty or responsibility in case of any default by us under the applicable warrant agreement or warrant, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a warrant may, without the consent of the related warrant agent or the holder of any other warrant, enforce by appropriate legal action its right to exercise, and receive the securities purchasable upon exercise of, its warrants.

Outstanding Warrants

As of August 8, 2006, there are no outstanding warrants to purchase our common stock or any other of our securities.

LEGAL OWNERSHIP OF SECURITIES

We can issue securities in registered form or in the form of one or more global securities. We describe “global securities” in greater detail below. We refer to those persons who have securities registered in their own names on the books that we or any applicable trustee maintain for this purpose as the “holders” of those securities. These persons are the legal holders of the securities. We refer to those persons who, indirectly through others, own beneficial interests in securities that are not registered in their own names, as “indirect holders” of those securities. As we discuss below, indirect holders are not legal holders, and investors in securities issued in book-entry form or in street name will be indirect holders.

Book-Entry Holders

We may issue securities in book-entry form only, as we will specify in the applicable prospectus supplement. This means securities may be represented by one or more global securities registered in the name of a financial institution that holds them as depositary on behalf of other financial institutions that participate in the depositary’s book-entry system. These participating institutions, which are referred to as participants, in turn, hold beneficial interests in the securities on behalf of themselves or their customers.

Only the person in whose name a security is registered is recognized as the holder of that security. Securities issued in global form will be registered in the name of the depositary or its participants. Consequently, for securities issued in global form, we will recognize only the depositary as the holder of the securities, and we will make all payments on the securities to the depositary. The depositary passes along the payments it receives to its participants, which in turn pass the payments along to their customers who are the beneficial owners. The depositary and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the securities.

As a result, investors in a book-entry security will not own securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary’s book-entry system or holds an interest through a participant. As long as the securities are issued in global form, investors will be indirect holders, and not holders, of the securities.

Street Name Holders

We may terminate a global security or issue securities in non-global form. In these cases, investors may choose to hold their securities in their own names or in “street name.” Securities held by an investor in street name would be registered in the name of a bank, broker or other financial institution that the investor chooses, and the investor would hold only a beneficial interest in those securities through an account he or she maintains at that institution.

For securities held in street name, we will recognize only the intermediary banks, brokers and other financial institutions in whose names the securities are registered as the holders of those securities, and we will make all payments on those securities to them. These institutions pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. Investors who hold securities in street name will be indirect holders, not holders, of those securities.

Legal Holders

Our obligations, as well as the obligations of any applicable trustee and of any third parties employed by us or a trustee, run only to the legal holders of the securities. We do not have obligations to investors who hold beneficial interests in global securities, in street name or by any other indirect means. This will be the case whether an investor chooses to be an indirect holder of a security or has no choice because we are issuing the securities only in global form.

For example, once we make a payment or give a notice to the holder, we have no further responsibility for the payment or notice even if that holder is required, under agreements with depositary participants or customers or by law, to pass it along to the indirect holders but does not do so. Similarly, we may want to obtain the approval of the holders to amend an indenture, to relieve us of the consequences of a default or of our obligation to comply with a particular provision of the indenture or for other purposes. In such an event, we would seek approval only from the holders, and not the indirect holders, of the securities. Whether and how the holders contact the indirect holders is up to the holders.

Special Considerations For Indirect Holders

If you hold securities through a bank, broker or other financial institution, either in book-entry form or in street name, you should check with your own institution to find out:

•	how it handles securities payments and notices;

•	whether it imposes fees or charges;

•	how it would handle a request for the holders’ consent, if ever required;

•	whether and how you can instruct it to send you securities registered in your own name so you can be a holder, if that is permitted in the future;

•	how it would exercise rights under the securities if there were a default or other event triggering the need for holders to act to protect their interests; and

•	if the securities are in book-entry form, how the depositary’s rules and procedures will affect these matters.

Global Securities

A global security is a security that represents one or any other number of individual securities held by a depositary. Generally, all securities represented by the same global securities will have the same terms.

Each security issued in book-entry form will be represented by a global security that we deposit with and register in the name of a financial institution or its nominee that we select. The financial institution that we select for this purpose is called the depositary. Unless we specify otherwise in the applicable prospectus supplement, The Depository Trust Company, New York, New York, known as DTC, will be the depositary for all securities issued in book-entry form.

A global security may not be transferred to or registered in the name of anyone other than the depositary, its nominee or a successor depositary, unless special termination situations arise. We describe those situations below under “Special Situations When a Global Security Will Be Terminated.” As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all securities represented by a global security, and investors will be permitted to own only beneficial interests in a global security. Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that does. Thus, an investor whose security is represented by a global security will not be a holder of the security, but only an indirect holder of a beneficial interest in the global security.

If the prospectus supplement for a particular security indicates that the security will be issued in global form only, then the security will be represented by a global security at all times unless and until the global security is terminated. If termination occurs, we may issue the securities through another book-entry clearing system or decide that the securities may no longer be held through any book-entry clearing system.

Special Considerations For Global Securities

As an indirect holder, an investor’s rights relating to a global security will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to securities transfers. We do not recognize an indirect holder as a holder of securities and instead deal only with the depositary that holds the global security.

If securities are issued only in the form of a global security, an investor should be aware of the following:

•	An investor cannot cause the securities to be registered in his or her name, and cannot obtain non-global certificates for his or her interest in the securities, except in the special situations we describe below;

•	An investor will be an indirect holder and must look to his or her own bank or broker for payments on the securities and protection of his or her legal rights relating to the securities, as we describe above;

•	An investor may not be able to sell interests in the securities to some insurance companies and to other institutions that are required by law to own their securities in non-book-entry form;

•	An investor may not be able to pledge his or her interest in a global security in circumstances where certificates representing the securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective;

•	The depositary’s policies, which may change from time to time, will govern payments, transfers, exchanges and other matters relating to an investor’s interest in a global security. We and any applicable trustee have no responsibility for any aspect of the depositary’s actions or for its records of ownership interests in a global security. We and the trustee also do not supervise the depositary in any way;

•	The depositary may, and we understand that DTC will, require that those who purchase and sell interests in a global security within its book-entry system use immediately available funds, and your broker or bank may require you to do so as well; and

•	financial institutions that participate in the depositary’s book-entry system, and through which an investor holds its interest in a global security, may also have their own policies affecting payments, notices and other matters relating to the securities. There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the actions of any of those intermediaries.

Special Situations When a Global Security Will Be Terminated

In a few special situations described below, the global security will terminate and interests in it will be exchanged for physical certificates representing those interests. After that exchange, the choice of whether to hold securities directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in securities transferred to their own name, so that they will be direct holders. We have described the rights of holders and street name investors above.

The global security will terminate when the following special situations occur:

•	if the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary for that global security and we do not appoint another institution to act as depositary within 90 days;

•	if we notify any applicable trustee that we wish to terminate that global security; or

•	if an event of default has occurred with regard to securities represented by that global security and has not been cured or waived.

The prospectus supplement may also list additional situations for terminating a global security that would apply only to the particular series of securities covered by the prospectus supplement. When a global security terminates, it is the depositary, and not we or any applicable trustee, who is responsible for deciding the names of the institutions that will be the initial direct holders.

PLAN OF DISTRIBUTION

We may sell the common stock through underwriters or dealers, through agents, or directly to one or more purchasers. A prospectus supplement or supplements will describe the terms of the offering of the securities, including:

•	the name or names of any underwriters, if any;

•	the purchase price of the securities and the proceeds we will receive from the sale;

•	any over-allotment options under which underwriters may purchase additional securities from us;

•	any agency fees or underwriting discounts and other items constituting agents’ or underwriters’ compensation;

•	any public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange or market on which the securities may be listed.

Only underwriters named in the prospectus supplement are underwriters of the securities offered by the prospectus supplement.

If underwriters are used in the sale, they will acquire the securities for their own account and may resell the securities from time to time in one or more transactions at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to the conditions set forth in the applicable underwriting agreement. We may offer the securities to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Subject to certain conditions, the underwriters will be obligated to purchase all of the securities offered by the prospectus supplement. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may change from time to time. We may use underwriters with whom we have a material relationship. We will describe in the prospectus supplement, naming the underwriter, the nature of any such relationship.

We may sell securities directly or through agents we designate from time to time. We will name any agent involved in the offering and sale of securities and we will describe any commissions we will pay the agent in the prospectus supplement. Unless the prospectus supplement states otherwise, our agent will act on a best-efforts basis for the period of its appointment.

We may authorize agents or underwriters to solicit offers by certain types of institutional investors to purchase securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. We will describe the conditions to these contracts and the commissions we must pay for solicitation of these contracts in the prospectus supplement.

We may provide agents and underwriters with indemnification against civil liabilities related to this offering, including liabilities under the Securities Act, or contribution with respect to payments that the agents or underwriters may make with respect to these liabilities. Agents and underwriters may engage in transactions with, or perform services for, us in the ordinary course of business.

All securities we offer, other than common stock, will be new issues of securities with no established trading market. Any underwriter may make a market in these securities, but will not be obligated to do so and may discontinue any market making at any time without notice. We cannot guarantee the liquidity of the trading markets for any securities.

Any underwriter may engage in overallotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Overallotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

Any underwriters who are qualified market makers on the Nasdaq National Market may engage in passive market making transactions in the securities on the Nasdaq National Market in accordance with Rule 103 of Regulation M, during the business day prior to the pricing of the offering, before the commencement of offers or sales of the securities. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker’s bid, however, the passive market maker’s bid must then be lowered when certain purchase limits are exceeded.

LEGAL MATTERS

The validity of the securities being registered in the registration of which this prospectus is a part will be passed upon for us by Charles Kaufman, Esq. Mr. Kaufman, who participated in the preparation of this prospectus and the related registration statement, is employed by STAAR as its Vice President and General

Counsel and holds an option to purchase 50,000 shares of our Common Stock. In any offering of securities under this prospectus, the prospectus supplement will provide information on the legal counsel who will pass on the validity of the specific securities being offered and information on the legal counsel for any underwriters employed in the offering.

EXPERTS

The consolidated financial statements and schedule and management’s report on the effectiveness of internal control over financial reporting incorporated by reference in this Prospectus have been audited by BDO Seidman, LLP, an independent registered public accounting firm, to the extent and for the periods set forth in their reports incorporated herein by reference, and are incorporated herein in reliance upon such reports given upon the authority of that firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

Because we are subject to the informational requirements of the Securities Exchange Act, we file reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the public reference room maintained by the SEC at the following address:

Public Reference Room
450 Fifth Street, N.W.
Washington, D.C. 20549

You may obtain information on the operation of the public reference room by calling the SEC at (800) SEC-0330. In addition, we are required to file electronic versions of those materials with the SEC through the SEC’s EDGAR system. The SEC maintains a web site at http://www.sec.gov, which contains reports, proxy statements and other information regarding registrants that file electronically with the SEC.

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the securities offered with this prospectus. This prospectus does not contain all of the information in the registration statement, parts of which we have omitted, as allowed under the rules and regulations of the SEC. You should refer to the registration statement for further information with respect to us and our securities. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, we refer you to the copy of each contract or document filed as an exhibit to the registration statement. Copies of the registration statement, including exhibits, may be inspected without charge at the SEC’s principal office in Washington, D.C., and you may obtain copies from that office on payment of the fees prescribed by the SEC.

We will furnish without charge to each person to whom a copy of this prospectus is delivered, on written or oral request, a copy of the information that has been incorporated by reference into this prospectus (except exhibits, unless they are specifically incorporated by reference into this prospectus). You should direct any requests for copies to: Investor Relations, STAAR Surgical Company, 1911 Walker Avenue, Monrovia, California 91016, telephone number (626) 303-7902.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” in this prospectus the information that we file with the SEC. This means that we can disclose important information by referring the reader to those SEC filings. The information incorporated by reference is considered to be part of this prospectus, and later information we file with the SEC will update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act prior to the termination of the offering:

•	our Annual Report on Form 10-K for our fiscal year ended December 30, 2005;

•	our Proxy Statement for the Annual Meeting of Stockholders held on May 17, 2006, filed with the SEC on April 14, 2006;

•	our Quarterly Report on Form 10-Q for the period ended June 30, 2006;

•	The description of our common stock contained in Amendment No. 1 to our registration statement on Form 8-A/A filed with the SEC on April 18, 2003, including any amendment or report filed for the purpose of updating this description.

You may obtain copies of those documents from us, free of cost, by contacting us at the address or telephone number provided in “Where You Can Find More Information” immediately above.

STAAR Surgical Company

3,130,435 Shares of Common Stock

PROSPECTUS SUPPLEMENT

Pacific Growth Equities, LLC

April 25, 2007